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Filed Pursuant to Rule 424(B)(3)
Registration No. 333-146386

PROSPECTUS

RITE AID CORPORATION

        Offer to exchange $810.0 million aggregate principal amount of 9.5% Senior Notes Due 2017 (which we refer to as the old notes) for $810.0 million aggregate principal amount of 9.5% Senior Notes Due 2017 (which we refer to as the new notes) which have been registered under the Securities Act of 1933, as amended, and fully and unconditionally guaranteed by the subsidiary guarantors listed on the first page of this prospectus.

        The exchange offer will expire at 5:00 p.m., New York City time, on December 3, 2007 (the 21st business day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion.

        Terms of the exchange offer:

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  We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

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  You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

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  The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

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  The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption "Material Federal Income Tax Considerations" for more information.

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  We will not receive any proceeds from the exchange offer.

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  We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

        There is no established trading market for the new notes or the old notes.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business 210 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        See "Risk Factors" beginning on page 14 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 1, 2007.

        References to "Rite Aid," the "Company," "we," "our" and "us" and similar terms mean Rite Aid Corporation and its subsidiaries, unless the context otherwise requires.

        References to the "acquisition" mean the transaction with The Jean Coutu Group (PJC) Inc. completed June 4, 2007, by which Rite Aid acquired all the ownership interests in Jean Coutu USA for cash and stock consideration. References to "Jean Coutu Group" mean The Jean Coutu Group (PJC) Inc. and its subsidiaries, and references to "Jean Coutu USA" mean JCG (PJC) USA, LLC and its subsidiaries, unless the context otherwise requires. References to "Brooks Eckerd," the "Brooks Eckerd stores" and the "Brooks and Eckerd drugstore chains" mean the stores and distribution centers acquired by Rite Aid from Jean Coutu Group as part of the acquisition, unless the context otherwise requires. References to "JC Group USA" mean The Jean Coutu Group (PJC) USA, Inc., which was a wholly owned subsidiary of the Jean Coutu Group and the holding company for all the Brooks and Eckerd drugstore chain activities acquired by Rite Aid. Immediately prior to the completion of the Acquisition, Jean Coutu USA, a wholly owned subsidiary of the Jean Coutu Group with no independent operations or assets, assumed a 100% ownership interest in JC Group USA. Jean Coutu USA had no assets or operations during the historical periods presented herein; therefore financial information for this entity is not included in this prospectus. We use the terms "Brooks Eckerd" and "Brooks and Eckerd" interchangeably with "Jean Coutu USA".

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Investor Relations

        Oral requests should be made by telephoning (717) 761-2633.

        In order to obtain timely delivery, you must request the information no later than November 26, 2007, which is five business days before the expiration date of the exchange offer.

i

Subsidiary Guarantors

112 Burleigh Avenue Norfolk,
    LLC
1515 West State Street Boise,
    Idaho, LLC
1740 Associates, LLC
3581 Carter Hill Road—
    Montgomery Corp.
4042 Warrensville Center Road—
    Warrensville Ohio, Inc.
5277 Associates, Inc.
537 Elm Street Corporation
5600 Superior Properties, Inc.
657-659 Broad St. Corp.
764 South Broadway—
    Geneva, Ohio, LLC
Ann & Government Streets—
    Mobile, Alabama, LLC
Apex Drug Stores, Inc.
Broadview and Wallings—
    Broadview Heights Ohio, Inc.
Brooks Pharmacy, Inc.
Central Avenue & Main
    Street Petal-MS, LLC
Eagle Managed Care Corp.
Eckerd Corporation
Eckerd Fleet, Inc.
EDC Drug Stores, Inc.
EDC Licensing, Inc.
Eighth and Water Streets—
    Urichsville, Ohio, LLC
England Street—
    Asheland Corporation
Fairground, LLC
GDF, Inc.
Genovese Drug Stores, Inc.
Gettysburg and Hoover—
    Dayton, Ohio, LLC
Harco, Inc.
JCG (PJC) USA, LLC
JCG Holdings (USA), Inc.
K&B Alabama Corporation
K&B Louisiana Corporation
K&B Mississippi Corporation
K&B Services, Incorporated
K&B Tennessee Corporation
K&B Texas Corporation
K&B, Incorporated
Keystone Centers, Inc.
Lakehurst and Broadway
    Corporation
Maxi Drug North, Inc.
Maxi Drug South, L.P.
Maxi Drug, Inc.
Maxi Green, Inc.
Mayfield & Chillicothe
    Roads—Chesterland, LLC
MC Woonsocket, Inc.	Munson & Andrews, LLC
Name Rite, LLC
Northline & Dix—Toledo—
    Southgate, LLC
P.J.C. Distribution, Inc.
P.J.C. of West Warwick, Inc.
P.J.C. Realty Co., Inc.
Patton Drive and Navy
    Boulevard Property Corporation
Paw Paw Lake Road & Paw Paw
    Avenue-Coloma, Michigan, LLC
PDS-1 Michigan, Inc.
Perry Distributors, Inc.
Perry Drug Stores, Inc.
PJC Dorchester Realty LLC
PJC East Lyme Realty LLC
PJC Essex Realty LLC
PJC Haverhill Realty LLC
PJC Hermitage Realty LLC
PJC Hyde Park Realty LLC
PJC Lease Holdings, Inc.
PJC Manchester Realty LLC
PJC Mansfield Realty LLC
PJC New London Realty LLC
PJC Norwich Realty LLC
PJC of Cranston, Inc.
PJC of East Providence, Inc.
PJC of Massachusetts, Inc.
PJC of Rhode Island, Inc.
PJC of Vermont, Inc.
PJC Peterborough Realty II
    LLC
PJC Peterborough Realty LLC
PJC Providence Realty LLC
PJC Realty MA, Inc.
PJC Realty N.E. LLC
PJC Revere Realty LLC
PJC Special Realty Holdings,
    Inc.
Ram—Utica, Inc.
RDS Detroit, Inc.
READ's Inc.
Rite Aid Drug Palace, Inc.
Rite Aid Hdqtrs. Corp.
Rite Aid Hdqtrs. Funding, Inc.
Rite Aid of Alabama, Inc.
Rite Aid of Connecticut, Inc.
Rite Aid of Delaware, Inc.
Rite Aid of Florida, Inc.
Rite Aid of Georgia, Inc.
Rite Aid of Illinois, Inc.
Rite Aid of Indiana, Inc.
Rite Aid of Kentucky, Inc.
Rite Aid of Maine, Inc.
Rite Aid of Maryland, Inc.
Rite Aid of Massachusetts, Inc.
Rite Aid of Michigan, Inc.
Rite Aid of New Hampshire, Inc.	Rite Aid of New Jersey, Inc.
Rite Aid of New York, Inc.
Rite Aid of North Carolina, Inc.
Rite Aid of Ohio, Inc.
Rite Aid of Pennsylvania, Inc.
Rite Aid of South Carolina, Inc.
Rite Aid of Tennessee, Inc.
Rite Aid of Vermont, Inc.
Rite Aid of Virginia, Inc.
Rite Aid of Washington, D.C.,
    Inc.
Rite Aid of West Virginia, Inc.
Rite Aid Realty Corp.
Rite Aid Rome Distribution
    Center, Inc.
Rite Aid Services, LLC
Rite Aid Transport, Inc.
Rite Fund, Inc.
Rite Investments Corp.
Rx Choice, Inc.
Seven Mile and Evergreen—
    Detroit, LLC
Silver Springs Road—Baltimore,
    Maryland/One, LLC
Silver Springs Road—Baltimore,
    Maryland/Two, LLC
State & Fortification Streets—
    Jackson, Mississippi, LLC
State Street and Hill Road—
    Gerard, Ohio, LLC
The Jean Coutu Group (PJC)
    USA, Inc.
The Lane Drug Company
Thrift Drug Services, Inc.
Thrift Drug, Inc.
Thrifty Corporation
Thrifty PayLess, Inc.
Tyler and Sanders Roads—
Birmingham, Alabama, LLC

ii

Cautionary Note Regarding Forward Looking Statements

        This prospectus, and the documents incorporated by reference herein, include forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include, but are not limited to:

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  our high level of indebtedness;

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  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our existing senior secured credit facility and other debt agreements, including the indentures governing the new notes;

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  our ability to improve the operating performance of our existing stores in accordance with our long term strategy;

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  our ability to realize the benefits of the acquisition of Jean Coutu USA;

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  our ability to hire and retain pharmacists and other store personnel;

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  our ability to open or relocate stores according to our real estate development program;

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  the efforts of private and public third party payors to reduce prescription drug reimbursement and encourage mail order;

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  competitive pricing pressures and continued consolidation of the drugstore industry;

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  changes in state or federal legislation or regulations;

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  the outcome of lawsuits and governmental investigations;

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  general economic conditions and inflation, interest rate movements and access to capital; and

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  other risks and uncertainties described from time to time in our filings with the SEC.

        We undertake no obligation to update or revise the forward looking statements included or incorporated by reference in this prospectus, whether as a result of new information, future events or otherwise, after the date of this prospectus. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" included in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 3, 2007, which we filed with the SEC on April 30, 2007.

iii

SUMMARY

        The following information summarizes the detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. We encourage you to read this entire prospectus carefully. Unless otherwise indicated, references to fiscal year refer to the fiscal year of Rite Aid, which ends on the Saturday closest to February 29 or March 1 of that year. The fiscal year ended March 4, 2006 included 53 weeks. The fiscal years ended March 3, 2007, February 26, 2005, February 28, 2004 and March 1, 2003 included 52 weeks. Prior to the 2007 fiscal year, Jean Coutu USA's fiscal years ended on the last Saturday in May of each year. The fiscal years ended May 27, 2006, May 28, 2005, and May 29, 2004 included 52 weeks. The fiscal years ended June 2, 2007 and May 31, 2003 included 53 weeks. For an explanation of Rite Aid's fiscal year ended March 3, 2007 on a pro forma basis for the acquisition, see "Unaudited Pro Forma Combined Financial Statements," incorporated herein by reference.

Our Business

        We are the third largest retail drugstore chain in the United States based on revenues and number of stores. We operate our drugstores in 31 states across the country and in the District of Columbia. As of September 1, 2007, we operated 5,142 stores nationally, including our acquisition of Jean Coutu USA with its Brooks and Eckerd drugstores, making us the largest drug store retail chain in the eastern United States. We expect to obtain leading positions in various major metropolitan markets, including New York City, Washington DC, Philadelphia, Boston and Atlanta as a result of the acquisition. We expect to realize significant cost savings as we integrate and re-brand to the Rite Aid banner all of the Brooks Eckerd stores that we acquired pursuant in the acquisition. During fiscal 2007, we generated $17,507.7 million in revenue, and, after giving pro forma effect to the acquisition, pro forma revenues would have been $27,315.6 million.

        In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. In fiscal 2007, prescription drug sales accounted for 63.7% of our total sales and approximately 67% of our total sales giving pro forma effect to the acquisition. We believe that our pharmacy operations, which are strengthened by our acquisition of the Brooks Eckerd stores, will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy, the federally funded prescription drug benefit program that began in January 2006 ("Medicare Part D"), the discovery of new and better drug therapies and our on-going program of purchasing prescription files from independent pharmacies. We currently offer approximately 26,000 front-end products, which in fiscal 2007 accounted for the remaining 36.3% of our total sales. Front-end sales would have accounted for approximately 33% of our total sales in fiscal 2007 giving pro forma effect to the acquisition. Front-end products include over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, seasonal merchandise and numerous other everyday and convenience products, as well as photo processing. We attempt to distinguish our stores from other national chain drugstores, in part, through our private brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We currently offer approximately 2,500 products under the Rite Aid private brand, which contributed approximately 12.6% of our front-end sales in the categories where private brand products were offered in fiscal 2007.

        The overall average size of each store in our chain is approximately 12,300 square feet. The average size of our stores is larger in the western United States. As of September 1, 2007, approximately 54% of our stores were freestanding; approximately 46% of our stores included a drive-thru pharmacy; approximately 63% included one-hour photo shops; and approximately 26% included a GNC store-within-Rite Aid-store. In addition, we intend to incorporate the GNC store-within-Rite Aid-store concept into certain of the Brooks Eckerd stores we acquired, where appropriate.

Acquisition of Jean Coutu USA

        On June 4, 2007, we completed the acquisition from Jean Coutu Group of all of the ownership interests of Jean Coutu USA, a wholly owned subsidiary of Jean Coutu Group and the holding company for the Brooks and Eckerd drugstore chains. As a result of the acquisition, Jean Coutu Group is now our largest stockholder, owning approximately 32.0% of our common stock, which represents approximately 30.2% of the voting power of our voting securities outstanding. As consideration for the acquisition of Jean Coutu USA, we issued 250 million shares of our common stock to Jean Coutu Group in accordance with the terms of the stock purchase agreement and paid Jean Coutu Group approximately $2.36 billion in cash. Included in the cash payment is preliminary working capital adjustment of $58.3 million, which is based on the preliminary working capital (as defined in the acquisition agreement) of Jean Coutu USA as of the closing date of the acquisition.

        In connection with obtaining approval of the acquisition from the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"), we agreed with the FTC staff to divest 23 stores and with the Offices of the Attorney General of several states to divest an additional 3 stores in overlapping geographic areas as a condition of approval of the acquisition under antitrust laws. The stores that have been or are expected to be sold accounted for approximately $100 million in sales and $9 million in operating results during fiscal 2007. In addition, in connection with our plan to integrate the Brooks Eckerd stores with our existing stores, we expect to close additional Brooks Eckerd stores and Rite Aid stores, with the goal of maximizing efficiency in markets where we will, on a combined company basis, have multiple stores in close proximity. Because the majority of store divestitures required by the FTC or other governmental authorities and the closures that we choose to make will be in markets where we already had a presence, it is unclear what the impact of such closures will be on our overall sales and operating results. Therefore, pro forma information incorporated by reference into this document, including the number of stores as well as revenue and income figures, does not account for these dispositions.

Strategic Rationale

        We believe that our acquisition of the Brooks Eckerd stores provides several strategic benefits, including the following:

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  a significant increase in the footprint and operating scale of our business, with increased presence in key strategic markets;

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  the creation of the leading drugstore retailer in the eastern United States, which we believe will allow us to achieve the scale necessary to remain competitive with our major competitors;

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  long-term value creation through net reductions in costs and expenses, achievement of meaningful synergies, including additional operational efficiencies, greater economies of scale and revenue enhancements resulting in higher operating cash flow and a decrease in our leverage ratio;

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  better positioning to capture additional growth in a sector where growth is projected over the next five years; and

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  an opportunity to apply our scaleable infrastructure, including our programs, best practices and management capabilities, across a larger store network, which we believe will improve profitability through cost savings and sales growth.

Our Strategy

        Our strategy is to continue to focus on improving the productivity of our existing stores and developing new and relocated stores in our strongest existing markets as well as integrating the Brooks

Eckerd stores under the Rite Aid banner. We believe that improving the sales of existing stores and growing our existing markets is critical to improving our profitability and cash flow. We believe the acquisition will broaden and accelerate the implementation of our strategy.

        The following paragraphs describe in more detail the components of our strategy:

        Integrate Brooks Eckerd Stores Under Rite Aid Banner and Develop Stores in Existing Markets.    We intend to convert all Brooks Eckerd stores to the Rite Aid systems and banner within the first 16 months following the acquisition. We have assigned senior managers focused exclusively on and fully dedicated to ensuring the successful integration of Brooks Eckerd, with oversight by our senior executives including our Chief Executive Officer and Chief Operating Officer. Initially, as part of the integration and conversion process, the banners and signs of the Brooks Eckerd stores will be changed to Rite Aid and all Brooks Eckerd systems will be converted to the Rite Aid store systems, including our pharmacy management and dispensing system, Nexgen. Following the store system conversion, the stores will be re-set, re-merchandised and upgraded to the Rite Aid décor package. To ensure successful integration and conversion with minimal disruption to our customers, we have completed a pilot store conversion program to test our integration and conversion process. We are currently in the process of converting all of the remaining Brooks Eckerd stores over a 12 month period. We also expect to continue our new and relocated store and store remodeling program and intend to incorporate the Brooks Eckerd stores into the program. We expect that some of the Brooks and Eckerd stores will also be remodeled within the first 12 months following the completion of the acquisition and that almost all Brooks Eckerd stores will be remodeled over the next several years. As part of the new and relocated store and store remodeling program, some of the Brooks Eckerd and Rite Aid stores that are in close proximity to one another may be combined to improve overall productivity.

        Our new and relocated store program is focused on our strongest existing markets. Our goal is to open or relocate approximately 800 to 1,000 stores over the next five years, of which we expect that at least 50% will be relocated stores. As part of this program, we also plan to continue remodeling stores. An integral part of the program is a new prototype store. Approximately 170 new or relocated stores have been constructed and opened utilizing the new prototype. We expect that almost all of the planned new and relocated stores will be the new prototype store. We believe that this program, over the longer term, along with the execution of our near term strategy of improving store productivity, will increase our sales and customer satisfaction.

        Grow our Pharmacy Sales and Attract More Customers.    We believe that customer service and convenience are key factors to growing pharmacy sales. To improve customer service, we are focused on our "With Us, It's Personal" program that is aimed at delivering more personalized service along with timely delivery to our customers. To help our pharmacists do this, we developed and implemented a new pharmacy management and dispensing system and expect to implement this system in the Brooks and Eckerd stores that we acquired. This system, which we call "Nexgen," provides our pharmacists with better tools and information to meet our customers' needs. In addition, Nexgen provides management with important information about the performance of each pharmacy in critical operating areas that drive customer service. We provide our customers with an easy and convenient way to order refills over the telephone or the internet using our automatic refill program. To provide better value to our customers we recommend, when appropriate, the utilization of generic drugs. Generic drugs, which often cost our customers significantly less than a branded drug, are also more profitable for us. Our generic penetration continues to increase every year, and we are setting our goals even higher in future years to take advantage of the substantial number of new generics expected to come to market.

        The Medicare Part D program provides prescription drug coverage to senior citizens, including those who previously were not covered by any drug benefit program. We communicate information on the Medicare Part D program to senior citizens. We also offer senior citizens newsletters and prescription discounts through our Living More program, a customer loyalty program. We have also expanded our home health category to target senior citizens with products like wheelchairs, canes, electric scooters and products that enhance bath safety. We believe that programs like these will help us to grow prescription sales in this important market.

        To help grow sales and script count, we acquire pharmacy files from other drug stores and have initiatives designed to attract and retain those customers. These initiatives include the opening of in-store health clinics such as those we opened in 2006 in the Los Angeles, California and Sacramento, California areas, and the continuing pilot of a medication therapy management program, a fee for service arrangement, in conjunction with physicians and the University of Pittsburgh. We believe these initiatives have been effective at growing sales in their target markets and have scalable, replicable potential for future expansion.

        We also have the capability to provide pharmacy benefit management ("PBM") services to employers, health plans and insurance companies. We intend to offer, through our PBM capabilities, a 90 day prescription supply at retail alternative to mail order. We believe that providing PBM services will create opportunities to direct customers to our stores.

        Grow Front-End Sales.    We intend to grow front-end sales through continued emphasis on core drugstore categories, a commitment to health and wellness products to enhance our pharmacy position, a focus on seasonal and cross-merchandising, offering a wider selection of products and services to our customers and effective promotions in our weekly advertising circulars. Our focus for expanding our products and services includes several fully integrated health condition marketing programs, e.g., diabetes, allergy, vitamins, heart health, skincare and pain management, a continued strengthening of our collaborative relationship with our suppliers, an emphasis on our Rite Aid private brand products, which provide better value for our customers and higher margins for us, offering ethnic products targeted to selected markets, expansion of the number of GNC store-within-Rite Aid-store, and utilizing digital technology in our one-hour photo development. We believe that the new store and relocation program described earlier will also contribute to an increase in our front-end sales.

        The average front-end sales per store for the Rite Aid stores are approximately 35% more than the average front-end sales per store for the Brooks Eckerd stores located in the same markets, even though the average square footage of such Rite Aid stores is slightly less than the average square footage of such Brooks and Eckerd stores. Our goal is to increase the average Brooks Eckerd front-end sales per store to the level of the average Rite-Aid front-end sales per store. We believe that implementing Rite Aid "best practices" into the former Brooks Eckerd stores will increase their average front-end sales per store to a level similar to the average existing Rite Aid front-end sales per store.

        Focus on Customers and Associates.    Our "With Us, It's Personal" commitment encourages associates to provide customers with a superior customer service experience. We obtain feedback on our customer service performance by utilizing an automated survey system that collects store specific information from customers shortly after the point of sale and from independent third party customer surveys. We also have programs in place that are designed to enhance customer satisfaction, an example of which is the maintenance of a customer support center that centrally receives and processes all customer calls. We continue to develop and implement associate training programs such as our "Take 10" program to improve customer satisfaction and educate our associates about the products we offer. We have implemented programs that create compensatory and other incentives for associates to provide customers with excellent service. We believe that these steps further enable and motivate our associates to deliver superior customer service.

        Expense Control and Cost Savings Through Synergies.    In our existing stores, and in the combined company upon completion of the acquisition, our goal is to reduce costs, lower expense or contain expense in order to leverage the pharmacy and front end sales growth strategies described earlier, which will allow for more investment in the strategies important for our future. We budget and monitor all areas of expense and have also targeted areas of spending for improvement. Our targeted expense areas are subject to analysis of the processes involved, with an emphasis on collaboration between areas in the company and vendors, utilization of competition between vendors and consolidation of spending volumes to achieve economies of scale. Examples of expense areas that are targeted for improvement include: (i) inventory returns, (ii) utility expense and (iii) temporary labor. We have begun to implement strategies to reduce the volume of merchandise returns and thereby reduce the labor expense and inventory valuation losses related to returns. We also have taken steps to better control utility expense by focusing on improving our energy management practices, replacing certain equipment to lower consumption and accessing alternative energy sources for a lower cost. We have begun the process of consolidating the various temporary labor arrangements throughout our business to achieve economies of scale.

        In addition to the focus and activities described in the previous paragraph, as a result of the acquisition, we estimate that net reductions in costs and expenses of approximately $200 million (which is net of assumed loss of operating results due to store disposals as mandated by regulatory authorities and additional labor and benefit expense), will be realized in the area of merchandise purchasing, advertising, distribution and administration during the remainder of fiscal 2008. Beginning in fiscal 2009, we estimate that annual net reductions in costs and expenses of approximately $300 million (which is net of an assumed loss of approximately $10 million of operating results due to store disposals as mandated by regulatory authorities and approximately $50 million of additional labor and benefit expense) will be realized. The general categories of anticipated cost and expense reduction opportunities are cost of product, corporate administrative expenses, advertising expenses and other expense reduction opportunities. We estimate cost of product reductions of approximately $195 million, primarily from purchasing certain products for all stores at lower costs and increases in vendor support. We also estimate corporate administrative expense reductions of approximately $55 million, related to the consolidation of the Brooks Eckerd headquarter functions into the Rite Aid headquarter functions. We estimate advertising expense reductions of approximately $45 million, from eliminating advertising expense that is duplicated in common markets. We also expect other expense reduction opportunities of approximately $35 million in areas such as energy management, physical inventory processes and supply procurement processes. We estimate improved operating results of approximately $30 million from combining stores in close proximity to one another. We also expect other benefits and synergies to result from additional operational efficiencies, greater economies of scale and revenue enhancement opportunities. However, the timing and size of these other benefits and synergies cannot be currently determined. We can provide no assurance that the anticipated benefits and synergies from the acquisition described herein will be realized.

Summary Description of the Exchange Offer

Old Notes	9.5% Senior Notes due 2017, which were issued on June 1, 2007.
New Notes
9.5% Senior Notes due 2017, the issuance of which has been registered under the Securities Act of 1933. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.
Exchange Offer
We are offering to issue up to $810.0 million aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that was executed when the old notes were issued in a transaction in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.
Expiration Date; Tenders
The exchange offer will expire at 5:00 p.m., New York City time, on December 3, 2007 (the 21st business day following the date of this prospectus), unless extended in our sole and absolute discretion. By tendering your old notes, you represent to us that:
	•	you are not our "affiliate," as defined in Rule 405 under the Securities Act;
	•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;
•
at the time of commencement of the exchange offer, neither you nor anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;
	•	you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;
	•	if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes, as defined in the Securities Act; and

•
if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market-making or other trading activities, you have not entered into any agreement or understanding with Rite Aid, any subsidiary guarantor or any affiliate of Rite Aid or a subsidiary guarantor to distribute the new notes and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."
Withdrawal; Non-Acceptance
You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on December 3, 2007. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book- entry transfer into the exchange agent's account at The Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, see the "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes" and the "The Exchange Offer—Withdrawal Rights."
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.
Procedures for Tendering the Old Notes
Unless you comply with the procedures described below under the caption "The Exchange Offer—Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:
•
tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Trust Company, N.A., as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer—Exchange Agent," or

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tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, The Bank of New York Trust Company, N.A., as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer—Book-Entry Transfers."
Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but
	•	the old notes are not immediately available,
	•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer, or
	•	the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer, then you may tender old notes by following the procedures described below under the caption "The Exchange Offer—Guaranteed Delivery Procedures."
Special Procedures for Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Material Federal Income Tax Considerations
The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion under the caption "Material Federal Income Tax Considerations" for more information regarding the tax consequences to you of the exchange offer.
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent
The Bank of New York Trust Company, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer—Exchange Agent."
Resales
Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to the third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:
	•	you are our "affiliate," as defined in Rule 405 under the Securities Act;
	•	you are not acquiring the new notes in the exchange offer in the ordinary course of your business;
	•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes, you will receive in the exchange offer;
	•	you are holding old notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering; or
•
you are a participating broker-dealer that received new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activities.

If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. See the discussion below under the caption "The Exchange Offer—Procedures for Tendering Old Notes" for more information.

Broker-Dealer
Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of up to 210 days after the expiration date, as defined in this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for more information.
Registration Rights Agreement
When the old notes were issued, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

If we do not complete the exchange offer within 240 days of the date of issuance of the old notes (June 1, 2007), the interest rate borne by the old notes will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until the exchange offer is completed, or until the old notes are freely transferable under Rule 144 of the Securities Act.

Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Description of the New Notes—Registration Rights and Additional Interest."

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

        If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

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  if they are registered under the Securities Act and applicable state securities laws;

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  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

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  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of the New Notes—Registration Rights Agreement and Additional Interest."

Summary Description of the New Notes

        The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. For a more complete understanding of the new notes, see "Description of the New Notes."

Issuer	Rite Aid Corporation.
Securities	Up to $810.0 million aggregate principal amount of 9.5% Senior Notes due 2017.
Maturity Date	June 15, 2017.
Interest	We will pay interest on the new notes at the rate of 9.5% per year, payable in cash, on June 15 and December 15 of each year, beginning on December 15, 2007.
Mandatory Redemption	None.
Optional Redemption
Prior to June 15, 2012, we may redeem some or all of the new notes by paying a "make-whole" premium based on U.S. Treasury rates. On or after June 15, 2012, we may redeem some or all of the new notes at the redemption prices listed under the heading "Description of the New Notes—Optional Redemption," plus accrued and unpaid interest to the date of redemption.

In addition, at any time and from time to time, prior to June 15, 2010, we may redeem up to 35% of the original aggregate principal amounts of the new notes with the net proceeds of one or more of our equity offerings at a redemption price of 109.500% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, provided that at least 65% of the original aggregate amount of the notes remain issued and outstanding.
Subsidiary Guarantees
Our obligations under the new notes will be fully and unconditionally guaranteed, jointly and severally, by all of our subsidiaries that guarantee our obligations under our existing credit facilities and our outstanding senior secured notes (the "Subsidiary Guarantors"). The subsidiary guarantees will be unsecured. Under certain circumstances, subsidiaries may be released from these guarantees without the consent of holders of the new notes. The subsidiary guarantees will be subordinated to the subsidiary guarantees of our credit facilities.
Repurchase at Option of Holders Upon a Change in Control
In the event of a change in control (as defined under the heading "Description of New Notes—Definitions"), each holder of new notes may require us to repurchase its new notes in whole or in part, at a repurchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of the New Notes—Repurchase at the Option of Holders Upon a Change of Control" and "Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes—We may be unable to purchase the new notes upon a change of control."

Ranking
The new notes will be unsecured, unsubordinated obligations of Rite Aid Corporation and will rank equally in right of payment with all of our other unsecured, unsubordinated indebtedness. We currently do not have any subordinated indebtedness. The new notes and the related guarantees will be effectively junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

As of September 1, 2007, the total outstanding debt of us and subsidiary guarantors (including current maturities and capital lease obligations, but excluding unused commitments, undrawn letters of credit and off balance sheet obligations under our accounts receivable securitization program) was $5,702.1 million, of which $2,912.3 million was secured. The new notes will be effectively junior to all of our existing and future secured debt to the extent of the value of the assets securing such debt and will be structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries.
Covenants	The indentures governing the new notes contain covenants that limit our ability and the ability of our restricted subsidiaries to, among other things:
	•	incur additional debt;
	•	pay dividends or make other restricted payments;
	•	purchase, redeem or retire capital stock or subordinated debt;
	•	make asset sales;
	•	enter into transactions with affiliates;
	•	incur liens;
	•	enter into sale-leaseback transactions;
	•	provide subsidiary guarantees;
	•	make investments; and
	•	merge or consolidate with any other person.

RISK FACTORS

        You should consider carefully the following factors, as well as the other information set forth or incorporated by reference in this prospectus, before tendering your old notes in the exchange offer. When we use the term "notes" in this prospectus, the term includes the old notes and the new notes.

Risks Related to the Exchange Offer and Holding the New Notes

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Material Federal Income Tax Considerations."

You must comply with the exchange offer procedures in order to receive new, freely tradable new notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

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  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the Exchange Agent's account at DTC, New York, New York as depository, including an Agent's Message (as defined herein) if the tendering holder does not deliver a letter of transmittal;

  •
  a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in lieu of the letter of transmittal; and

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  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The new notes and the related guarantees will be effectively junior to our secured debt, and if a default occurs, we may not have sufficient funds to satisfy our obligations under the new notes.

        The new notes and the related guarantees will be our general unsecured, unsubordinated obligations that will rank equal in right of payment with all the existing and future unsecured, unsubordinated debt of us and the subsidiary guarantors. The new notes will be effectively junior to all of our secured debt and secured debt of our subsidiaries with respect to the right to be satisfied from the assets that secure such secured debt as collateral. As of September 1, 2007, the total debt of us and the subsidiary guarantors (including current maturities and capital lease obligations but excluding unused commitments, undrawn letters of credit and off balance sheet obligations under our accounts receivable securitization program) was $5,702.1 million, of which $2,912.3 million was secured.

We are a holding company and are dependent on dividends and other distributions from our subsidiaries.

        We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal of and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment. Accordingly, our debt that is not guaranteed by our subsidiaries is structurally subordinated to the debt and other liabilities of our subsidiaries. If the guarantees of the new notes are held to be invalid or unenforceable or are limited by fraudulent conveyance or other laws, the new notes would be structurally subordinated to the debt of our subsidiaries.

        Our creditors or the creditors of the subsidiary guarantors could challenge the guarantees of the new notes as fraudulent conveyances or on other grounds. The delivery of these guarantees could be found to be a fraudulent conveyance and declared void if a court determined that: the subsidiary delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; the subsidiary guarantor did not receive fair consideration for the delivery of the guarantee; or the subsidiary guarantor was insolvent at the time it delivered the guarantee. We cannot assure you that a court would not reach one of these conclusions. In the event that a court declares these guarantees to be void, or in the event that the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the new notes would be effectively subordinated to the obligations of our subsidiaries, including trade payables and other liabilities that constitute indebtedness.

We may be unable to purchase the new notes upon a change of control.

        Upon a change of control event, we would be required to offer to purchase the new notes for cash at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any. The change of control provisions of the new notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, acquisition or similar transaction that may adversely affect you unless the transaction is included within the definition of a change of control.

        Our existing credit facilities provide that the occurrence of certain events that would constitute a change in control for the purposes of the indenture governing the new notes constitutes a default under such facility. Much of our other debt also requires us to repurchase such debt upon an event that would constitute a change in control for the purposes of the new notes. Other future debt may contain prohibitions of events that would constitute a change in control or would require such debt to be repurchased upon a change in control. Moreover, the exercise by holders of new notes of their right to require us to repurchase their new notes could cause a default under our existing or future debt, even if the change in control itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of new notes upon a repurchase may be limited by our financial resources at the time of such repurchase. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase new notes in connection with a change in control would result in a default under the indenture governing the new notes. Such a default would, in turn, constitute a default under much of our existing debt, and may constitute a default under future debt as well.

There is no established trading market for the new notes and you may find it difficult to sell your new notes.

        There is no existing trading market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of new note holders to sell their new notes, the amount of new notes to be outstanding following the exchange offer or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of such securities. Any such disruptions may have an adverse affect on holders of the new notes.

Risks Related to our Financial Condition

We are highly leveraged. Our substantial indebtedness could limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.

        We had, as of September 1, 2007, $5,702.1 million of outstanding indebtedness and stockholders' equity of $2,739.4 million. We also had additional borrowing capacity under our existing $1,750 million senior secured revolving credit facility of $962.2 million at that time, net of outstanding letters of credit of $184.8 million.

        Our debt obligations adversely affect our operations in a number of ways and while we believe we have adequate sources of liquidity to meet our anticipated requirements for working capital, debt service and capital expenditures through the remainder of fiscal year 2008, there can be no assurance that our cash flow from operations will be sufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance our debt. Our earnings were insufficient to cover the sum of our fixed charges and preferred stock dividends for the twenty-six weeks ended September 1, 2007, fiscal 2007, 2006, 2004, and 2003 by $115.7 million, $50.8 million, $23.1 million, $2.6 million, and $204.3 million, respectively. Our ratio of earnings to fixed charges and preferred stock dividends for fiscal 2005 was 1.15. Our earnings would have been insufficient to cover the sum of our fixed charges and preferred stock dividends on a pro forma basis giving effect to the acquisition by approximately $208.6 million and $261.4 million in the twenty-six weeks ended September 1, 2007 and fiscal 2007, respectively.

        Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

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  limit our ability to obtain additional financing;

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  limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;

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  place us at a competitive disadvantage relative to our competitors with less indebtedness;

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  render us more vulnerable to general adverse economic, regulatory and industry conditions; and

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  require us to dedicate a substantial portion of our cash flow to service our debt.

        Our ability to meet our cash requirements, including our debt service obligations, is dependent upon our ability to substantially improve our operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors affecting our operations, many of which are or may be beyond our control. In addition, some of our debt service obligations, including our existing credit facilities, have interest payments that are subject to variable interest rates and are therefore dependent upon future interest rates which are beyond our control. We cannot provide assurance that our business will generate sufficient cash flows from operations to fund our cash requirements and debt service obligations. If our operating results, cash flow or capital resources prove inadequate, or if interest rates increase significantly, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt and other obligations. If we are unable to service our debt, we could be forced to reduce or delay planned expansions and capital expenditures, sell assets, restructure or refinance our debt or seek additional equity capital, and we may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our existing debt agreements limit our ability to take certain of these actions. Our failure to generate sufficient operating cash flow to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

Borrowings under our credit facilities and expenses related to the sale of our accounts receivables under our receivables securitization agreements are based upon variable rates of interest, which could result in higher expense in the event of increases in interest rates.

        As of September 1, 2007, approximately $1.9 billion of our outstanding indebtedness bears an interest rate that varies depending upon the London Interbank Offered Rate ("LIBOR"). If we borrow additional amounts under our senior credit facility, the interest rate on those borrowings will also vary depending upon LIBOR. Further, we pay ongoing program fees under our receivables securitization agreements that vary depending upon LIBOR. If LIBOR rises, the interest rates on outstanding debt and the program fees under our receivables securitization program will increase. Therefore an increase in LIBOR would increase our interest payment obligations under these loans, increase our receivables securitization program fee payments and have a negative effect on our cash flow and financial condition. We currently do not maintain any hedging contracts that would limit our exposure to variable rates of interest.

The covenants in our current indebtedness, including the old notes, impose restrictions that may limit our operating and financial flexibility.

        The covenants in the instruments that govern our current indebtedness and the new notes limit our ability to:

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  incur liens and debt;

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  pay dividends;

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  make redemptions and repurchases of capital stock;

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  make loans and investments;

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  prepay, redeem or repurchase debt;

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  engage in acquisitions, consolidations, assets dispositions, sale-leaseback transactions and affiliate transactions;

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  change our business;

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  amend some of our debt and other material agreements;

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  issue and sell capital stock of subsidiaries;

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  restrict distributions from subsidiaries; and

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  grant negative pledges to other creditors.

        In addition, if we have less than $100.0 million of revolver availability under our senior secured credit facility, we will be subject to a fixed charge coverage ratio maintenance test. If we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us. If we obtain modifications of our agreements, or are required to obtain waivers of defaults, we may incur significant fees and transaction costs.

Risks Related to our Operations

Although we expect that the acquisition of Brooks Eckerd will result in benefits to us, we may not realize those benefits because of integration difficulties.

        Integrating the operations of Brooks Eckerd successfully or otherwise realizing any of the anticipated benefits of the acquisition, including anticipated cost savings and additional revenue opportunities, involve a number of potential challenges. The failure to meet these integration challenges could seriously harm our results of operations.

        Realizing the benefits of the acquisition will depend in part on the integration of information technology, operations and personnel. These integration activities are complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs, including:

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  diversion of management attention from ongoing business concerns to integration matters;

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  difficulties in consolidating and rationalizing information technology platforms and administrative infrastructures;

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  difficulties in integrating the Brooks Eckerd store operations to serve the combined customer base of Rite Aid and Brooks Eckerd;

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  difficulties in converting the distribution centers;

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  difficulties in combining corporate cultures, maintaining associate morale and retaining key associates; and

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  challenges in demonstrating to our customers and to customers of Brooks Eckerd that the acquisition will not result in adverse changes in customer service standards or business focus.

        We expect to spend approximately $475 million of integration-related capital expenditures and to incur approximately $205 million of integration-related non-recurring expenses during the anticipated 16-month integration period. If the anticipated benefits and synergies are not realized, or if the integration-related expenses and capital requirements are greater than anticipated, the accretive effect of the acquisition could be decreased or delayed, which could cause a decline in the price of our common stock, and our revenue assumptions could be inaccurate.

        Moreover, the Brooks Eckerd stores are not fully integrated with one another and in many instances operate using different systems. As a result, following the acquisition, we will be undertaking to integrate not one but two drugstore chains into our operations. Complications in integrating these two drugstore chains could increase our integration costs and make it more difficult to achieve a successful integration following the acquisition.

        We may not successfully integrate the operations of Brooks Eckerd in a timely manner and we may not realize the anticipated net reductions in costs and expenses and other benefits and synergies of the acquisition of Brooks Eckerd to the extent, or in the timeframe, anticipated. In addition to the integration risks discussed above, our ability to realize these net reductions in costs and expenses and other benefits and synergies could be adversely impacted by practical or legal constraints on our ability to combine operations.

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if our strategy is negatively affected by general economic conditions.

        Our previously existing stores and the Brooks Eckerd stores we acquired have not yet achieved the sales productivity level of our major competitors. We believe that improving the sales of existing stores is important to improving profitability and operating cash flow. If we are not successful in implementing our strategy, or if our strategy is not effective, we may not be able to improve our operations. In addition, any adverse change in general economic conditions or major industries can adversely affect drug benefit plans and reduce our pharmacy sales or can adversely affect consumer buying practices and reduce our sales of front-end products and cause a decrease in our profitability. Failure to continue to improve operations, or a decline in major industries or general economic conditions, would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt.

For so long as Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) maintain certain levels of Rite Aid stock ownership, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) will exercise significant influence over us.

        Jean Coutu Group owns approximately 30.2% of the voting power of Rite Aid. As a result, Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) generally has the ability to significantly influence the outcome of any matter submitted for the vote of our stockholders. The stockholder agreement provides that Jean Coutu Group (and, subject to certain conditions, certain members of the Coutu family) designate four of the fourteen members of our board of directors, subject to adjustment based on its ownership position in us. Accordingly, Jean Coutu Group generally is able to significantly influence the outcome of all matters that come before our board of directors. As a result of its significant interest in us, Jean Coutu Group may have the power, subject to applicable law (including the fiduciary duties of the directors designated by Jean Coutu Group), to significantly influence actions that might be favorable to Jean Coutu Group, but not necessarily favorable to our financial condition and results of operations. In addition, the ownership position and governance rights of Jean Coutu Group could discourage a third party from proposing a change of control or other strategic transaction concerning us.

Conflicts of interest may arise between us and Jean Coutu Group, which may be resolved in a manner that adversely affects our business, financial condition or results of operations.

        Following the acquisition, Jean Coutu Group has continued its Canadian operations but no longer has any operations in the United States; we currently have no operations in Canada. Despite the lack of geographic overlap after the acquisition, conflicts of interest may arise between us and Jean Coutu Group in areas relating to past, ongoing and future relationships, including corporate opportunities, potential acquisitions or financing transactions, sales or other dispositions by Jean Coutu Group of its interests in us and the exercise by Jean Coutu Group of its influence over our management and affairs.

        As a result of the acquisition, a number of the directors on our board of directors are persons who are also officers or directors of Jean Coutu Group or its subsidiaries. Service as a director or officer of both Rite Aid and Jean Coutu Group or its other subsidiaries could create conflicts of interest if such directors or officers are faced with decisions that could have materially different implications for Rite Aid and for Jean Coutu Group. Apart from the conflicts of interest policy contained in our Code of Ethics and Business Conduct and applicable to our directors, we and Jean Coutu Group have not established any formal procedures for us and Jean Coutu Group to resolve potential or actual conflicts of interest between us. There can be no assurance that any of the foregoing conflicts will be resolved in a manner that does not adversely affect our business, financial condition or results of operations.

We are dependent on Jean Coutu Group for certain transitional services pursuant to a transition services agreement. The failure of Jean Coutu Group to perform its obligations under the transition services agreement could adversely affect our business, financial condition or results of operations.

        Our ability to effectively monitor and control the operations of Brooks Eckerd depends to a large extent on the proper functioning of our information technology and business support systems. Currently, we are dependent upon Jean Coutu Group to continue to provide certain information technology, network and support services to the Brooks Eckerd stores for a period of time following the acquisition to facilitate the Brooks Eckerd transition. The terms of these arrangements are governed by a transition services agreement entered into at the time of the acquisition. If Jean Coutu Group fails to perform its obligations under the transition services agreement, we may not be able to perform such services ourselves or obtain such services from third parties at all or on terms favorable to us. In addition, upon termination of the transition services agreement, if we are unable to develop the necessary systems, resources and controls necessary to allow us to provide the services formerly provided by Jean Coutu Group or to obtain such services from third parties, it could adversely affect our business, financial condition or results of operations.

Our new store and store relocation development program requires entering construction and development commitments and occasionally purchasing land that will not be utilized for several years which may limit our financial flexibility.

        We will enter into significant construction and development commitments as part of our new store and store relocation development program. Also, we will occasionally make capital expenditures to acquire land that may not be used for several years. Even if there are significant negative economic or competitive developments in our industry, financial condition or the regions where we have made these commitments, we are obligated to fulfill these commitments. Further, if we subsequently dispose of the property that we acquire, we may receive less than our purchase price or the net book value of such property, which may result in financial loss.

We are dependent on our management team, and the loss of their services could have a material adverse effect on our business and the results of our operations or financial condition.

        The success of our business is materially dependent upon the continued services of our executive management team. The loss of key personnel could have a material adverse effect on our results of operations, financial condition or cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.

We are substantially dependent on a single wholesaler of branded pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship may have a negative effect on our results of operations, financial condition and cash flow.

        During fiscal 2007 we purchased all of our brand prescription drugs from a single wholesaler, McKesson, pursuant to a contract that runs through March 2009. Brooks Eckerd also purchased all their brand prescription drugs from McKesson in fiscal 2007. We expect McKesson to continue to be our only source of brand prescription drugs through the terms of the existing contracts. Pharmacy sales represented approximately 63.7% of our total sales during fiscal 2007, or approximately 67% pro forma for the completion of the acquisition and, therefore, our relationship with McKesson is important to us. Any significant disruptions in our relationship with McKesson would make it difficult for us to continue to operate our business until we executed a replacement strategy. There can be no assurance that we would be able to find a replacement supplier on a timely basis or that such supplier would be able to fulfill our demands on similar terms, which would have a material adverse effect on our results of operations, financial condition and cash flows.

Risks Related to our Industry

The markets in which we operate are very competitive and further increases in competition could adversely affect us.

        We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores, dollar stores and mail order pharmacies. Our industry also faces growing competition from companies who import drugs directly from other countries, such as Canada, as well as from large-scale retailers that offer generic drugs at a substantial discount. Some of our competitors have or may merge with or acquire pharmaceutical services companies, which may further increase competition. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. The ability of our stores to achieve profitability depends on their ability to achieve a critical mass of customers. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. As competition increases, a significant increase in general pricing pressures could occur, which would require us to increase our sales volume and to sell higher margin products and services in order to remain competitive. We cannot assure you that we will be able to continue effectively to compete in our markets or increase our sales volume in response to further increased competition.

Drug benefit plan sponsors and third party payors could change their plan eligibility criteria and further encourage or require the use of mail-order prescriptions which could decrease our sales and reduce our margins and have a material adverse effect on our business.

        An adverse trend for drugstore retailing has been initiatives to contain rising healthcare costs leading to the rapid growth in mail-order prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years and are predicted to continue to rise. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being encouraged, and, in some cases, required, by third party pharmacy benefit managers, employers and unions that administer benefits. As a result, some labor unions and employers are requiring, and others may encourage or require, that their members or employees obtain medications from mail-order pharmacies which offer drug prescriptions at prices lower than we are able to offer.

        Another adverse trend for drugstore retailing has been for drug benefit plan sponsors and third party payors to change their plan eligibility requirements resulting in fewer beneficiaries covered and a reduction in the number of prescriptions allowed.

        Mail-order prescription distribution and drug benefit plan eligibility changes have negatively affected sales for traditional chain drug retailers, including us, in the last few years and we expect such negative effect to continue in the future. There can be no assurance that our efforts to offset the effects of mail order and eligibility changes will be successful.

The availability of pharmacy drugs is subject to governmental regulations.

        The continued conversion of various prescription drugs to over-the-counter medications may reduce our pharmacy sales and customers may seek to purchase such medications at non-pharmacy stores. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy or front-end product mix.

Changes in third party reimbursement levels for prescription drugs could reduce our margins and have a material adverse effect on our business.

        Sales of prescription drugs, as a percentage of sales, and the percentage of prescription sales reimbursed by third parties, have been increasing and we expect them to continue to increase. In fiscal 2007, sales of prescription drugs represented 63.7% of our sales, and pro forma for the acquisition, approximately 67% of our sales as a combined company. In fiscal 2007, 95.4% of all of the prescription drugs that we sold were with third party payors. During fiscal 2007, the top five third party payors accounted for approximately 31.2% of our total sales, the largest of which represented 9.4% of our total sales. Third-party payors could reduce the levels at which they will reimburse us for the prescription that we provide to their members. Any significant loss of third party payor business could have a material adverse effect on our business and results of operations.

        In fiscal 2007, approximately 6.8% of our revenues were from state sponsored Medicaid agencies, the largest of which was 2% of our total sales. In fiscal 2007, approximately 13% of our prescription sales were to customers covered by Medicare Part D, and we expect these sales to continue. There have been a number of recent proposals and enactments by the Federal government and various states to reduce Medicaid reimbursement levels in response to budget problems, which includes a rule issued by the centers for Medicare and Medicaid Services in July 2007 that would require Medicaid agencies to reimburse for certain drugs using an average manufacturer's price. This change could significantly reduce reimbursement levels. If third party payors reduce their reimbursement levels or if Medicare Part D or state Medicaid programs cover prescription drugs at lower reimbursement levels, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition or cash flows could be adversely affected.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

        Our business is subject to federal, state and local government laws, regulations and administrative practices. We must comply with numerous provisions regulating health and safety, equal employment opportunity, minimum wage and licensing for the sale of drugs, alcoholic beverages, tobacco and other products. In addition, we must comply with regulations pertaining to product labeling, dating and pricing. Our pharmacy business is subject to local registrations in the states where our pharmacies are located, applicable Medicare and Medicaid regulations and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licenses;

significant fines or monetary penalties for anti-kickback law violations, submission of false claims or other failures to meet reimbursement program requirements and could adversely affect the continued operation of our business.

        Our pharmacy business is subject to the patient privacy and other obligations including corporate, pharmacy and associate responsibility, imposed by the Health Insurance Portability and Accountability Act. As a covered entity, we are required to implement privacy standards, train our associates on the permitted use and disclosures of protected health information, provide a notice of privacy practice to our pharmacy customers and permit pharmacy health customers to access and amend their records and receive an accounting of disclosures of protected health information. Failure to properly adhere to these requirements could result in the imposition of civil as well as criminal penalties.

        Federal and state reform programs, such as healthcare reform and enforcement initiatives of federal and state governments may also affect our pharmacy business. These initiatives include:

  •
  proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs;

  •
  changes in programs providing for reimbursement for the cost of prescription drugs by third party plans;

  •
  increased scrutiny of, and litigation relating to, prescription drug manufacturers' pricing and marketing practices; and

  •
  regulatory changes relating to the approval process for prescription drugs.

        These initiatives could lead to the enactment of, or changes to, federal regulations and state regulations that could adversely impact our prescription drug sales and, accordingly, our results of operations, financial condition or cash flows. It is uncertain at this time what additional healthcare reform initiatives, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. Future healthcare or budget legislation or other changes, including those referenced above, may materially adversely impact our pharmacy sales.

Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.

        Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings and unintentional distribution of counterfeit drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

        There is a nationwide shortage of qualified pharmacists, and we may not be able to attract, hire and retain enough qualified pharmacists. This could adversely affect our operations.

We may be subject to significant liability if any of our products become subject to contamination, product tampering or mislabeling, or should the consumption of any of our products cause injury, illness or death.

        Products that we sell could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall our private label products, or otherwise subjecting us to liability. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall our private brand products. A product liability judgment against us or a product recall could have a material adverse effect on our business, financial condition or results of operations.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS

        We have calculated the ratio of earnings to fixed charges and the ratio of combined fixed charges and preferred stock dividends to earnings in the following table by dividing the sum of fixed charges and preferred stock dividends by earnings. For this purpose, earnings include pre-tax income from continuing operations plus fixed charges before capitalized interest. Fixed charges include interest, whether expensed or capitalized, amortization of debt expense and that portion of rental expense which is representative of the interest factor in those rentals.

	Twenty-Six Weeks Ended	Fiscal Year Ended
	September 1, 2007 (26 Weeks)	March 3, 2007 (52 Weeks)	March 4, 2006 (53 Weeks)	February 26, 2005 (52 Weeks)	February 28, 2004 (52 weeks)	March 1, 2003 (52 weeks)
Fixed Charges:
Interest expense	$191,975	$275,219	$277,017	$294,871	$313,498	$330,020
Interest portion of net rental expense(1)	128,342	195,592	189,756	185,313	184,391	189,528

Fixed charges before capitalized interest	320,317	470,811	466,773	480,184	497,889	519,548
Capitalized interest	904	1,474	934	250	133	301

Total fixed charges	321,221	472,285	467,707	480,434	498,022	519,849
Preferred stock dividend requirement(2)	32,254	62,910	65,446	54,194	37,074	49,540

Total combined fixed charges and preferred stock dividends	$353,475	$535,195	$533,153	$534,628	$535,096	$569,389

Earnings:
Income (loss) before income taxes	$(82,576)	$13,582	$43,254	$134,007	$34,584	$(154,482)
Fixed charges before capitalized interest	320,317	470,811	466,773	480,184	497,889	519,548

Total earnings and fixed charges	$237,741	$484,393	$510,027	$614,191	$532,473	$365,066

Ratio of earnings to fixed charges(3)	—	1.03	1.09	1.28	1.07	—

Ratio of earnings to combined fixed charges and preferred stock dividends(4)	—	—	—	1.15	—	—

Deficiency of earnings to fixed charges	$(83,480)	$—	$—	$—	$—	$(154,783)

Deficiency of earnings to combined fixed charges and preferred stock dividends	$(115,734)	$(50,802)	$(23,126)	$—	$(2,623)	$(204,323)

(1)
The interest portion of net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2)
The preferred stock divided requirement is computed as the pre-tax earnings that would be required to cover preferred stock dividends.

(3)
For the twenty-six weeks ended September 1, 2007 and the year ended March 1, 2003, earnings were insufficient to cover fixed charges by approximately $83.5 million and $154.8 million, respectively.

(4)
For the years ended March 1, 2003, February 28, 2004, March 4, 2006, March 3, 2007 and the twenty-six week period ended September 1, 2007, earnings were insufficient to cover combined fixed charges and preferred stock dividends by approximately $204.3 million, $2.6 million, $23.1 million, $50.8 million and $115.7 million, respectively.

Our deficiency of earnings to combined fixed charges and preferred stock dividends on a pro forma basis, which include the additional borrowings under our credit facilities incurred in connection with the acquisition for the year ended March 3, 2007 and the twenty-six week period ended September 1, 2007, is $261,384 and $208,558, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RITE AID

        We derived our following financial data from audited financial statements for fiscal years 2003 through 2007 and the unaudited financial statements for the twenty-six week periods ended September 1, 2007 and September 2, 2006. Our audited financial statements for the fiscal years 2005 through 2007 and the unaudited financial statements for the thirteen week periods ended June 2, 2007 and June 3, 2006 are incorporated by reference in this prospectus. Results for the interim periods should not be considered indicative of results for any other periods or for the year.

        This information is only a summary. You should read the data set forth in the table below in conjunction with our audited consolidated financial statements and the accompanying notes, the unaudited financial statement and accompany notes and the respective Management's Discussion and Analysis of Financial condition and Results of Operations incorporated by reference in this prospectus.

	Twenty-Six Weeks Ended		Fiscal Year Ended
	September 1, 2007 (26 Weeks)	September 2, 2006 (26 Weeks)	Mar. 3, 2007 (52 weeks)	Mar. 4, 2006 (53 weeks)	Feb. 26, 2005 (52 weeks)	Feb. 28, 2004 (52 weeks)	Mar. 1, 2003 (52 weeks)
	(Dollars in thousands)
Summary of Operations:
Revenues	$11,057,015	$8,625,442	$17,507,719	$17,270,968	$16,816,439	$16,600,449	$15,791,278
Costs and expenses:
Cost of goods sold	8,038,010	6,290,407	12,791,597	12,571,860	12,202,894	12,163,735	11,611,829
Selling, general and administrative expenses(1)	2,878,668	2,167,699	4,370,481	4,307,421	4,127,536	4,029,220	3,900,553
Store closing and impairment charges	20,617	19,034	49,317	68,692	35,655	22,074	135,328
Interest expense	191,975	137,519	275,219	277,017	294,871	313,498	330,020
Acquisition related financing commitment charge	12,900	—	—	—	—	—
Interest rate swap contracts	—	—	—	—	—	—	278
Loss (gain) on debt modifications and retirements, net	—	—	18,662	9,186	19,229	35,315	(13,628)
(Gain) loss on sale of assets and investments, net	(2,579)	(1,355)	(11,139)	(6,462)	2,247	2,023	(18,620)

Total costs and expenses	11,139,591	8,613,304	17,494,137	17,227,714	16,682,432	16,565,865	15,945,760

(loss) Income before income taxes	(82,576)	12,138	13,582	43,254	134,007	34,584	(154,482)
Income tax expense (benefit)	(40,612)	1,513	(13,244)	(1,229,752)	(168,471)	(48,795)	(41,940)

Net income (loss)	$(41,964)	$10,625	$26,826	$1,273,006	$302,478	$83,379	$(112,542)

Financial Position:
Working capital	$2,364,603	$781,492	$1,363,063	$741,488	$1,335,017	$1,894,247	$1,676,889
Property, plant and equipment, net	2,911,391	1,673,725	1,743,104	1,717,022	1,733,694	1,882,763	1,867,830
Total assets	12,266,127	7,035,432	7,091,024	6,988,371	5,932,583	6,245,634	6,132,766
Total debt(2)	5,702,050	3,062,601	3,100,288	3,051,446	3,311,336	3,891,666	3,862,628
Redeemable preferred stock(3)	20,124	20,021	20,072	19,970	19,868	19,766	19,663
Stockholders' equity	2,739,415	1,619,633	1,662,846	1,606,921	322,934	(8,277)	(129,938)
Other Data:
Cash flows provided by (used in):
Operating activities	46,652	137,940	309,145	417,165	518,446	227,515	305,383
Investing activities	(2,636,366)	(118,329)	(312,780)	(231,084)	(118,985)	(242,150)	(72,214)
Financing activities	2,653,898	954	33,716	(272,835)	(571,395)	(15,931)	(211,903)
Capital expenditures	309,396	154,975	363,728	341,349	222,417	267,373	116,154
Number of retail drug stores	5,142	3,315	3,333	3,323	3,356	3,382	3,404
Number of associates	108,000	70,400	69,700	70,200	71,200	72,500	72,000

(1)
Includes stock-based compensation expense. Stock-based compensation expense for the fiscal year ended March 3, 2007, and the thirteen week periods ended September 1, 2007 and September 2, 2006 was determined using the fair value method set forth in SFAS No. 123(R), "Share Based Payment." Stock-based compensation expense for the fiscal years ended March 4, 2006, February 26, 2005 and February 28, 2004 was determined using the fair value method set forth in SFAS No. 123, "Accounting for Stock-Based Compensation." Stock-based compensation expense for the fiscal year ended March 1, 2003 was determined using the intrinsic method set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

(2)
Total debt included capital lease obligations of $181.9 million, $186.6 million, $189.7 million, $178.2 million, $168.3 million, $183.2 million, and $176.2 million, as of September 1, 2007, September 2, 2006, March 3, 2007, March 4, 2006, February 26, 2005, February 28, 2004, and March 1, 2003, respectively.

(3)
Redeemable preferred stock was included in "Other Non-current liabilities" as of September 1, 2007, September 2, 2006, March 3, 2007, March 4, 2006, February 26, 2005 and February 28, 2004, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JC GROUP USA

        We derived the following financial data of JC Group USA from audited consolidated financial statements of JC Group USA for fiscal years 2003 through 2007. This information is only a summary. You should read the data set forth in the table below in conjunction with JC Group USA's historical audited consolidated financial statements as of June 2, 2007, May 27, 2006 and May 28, 2005 and for each of the three fiscal years in the period ended June 2, 2007, and related notes, each as incorporated by reference in this prospectus.

	Fiscal Year Ended
	June 2, 2007 (53 weeks)(4)	May 27, 2006 (52 weeks)(4)	May 28, 2005 (52 weeks)(4)	May 29, 2004 (53 weeks)	May 31, 2003 (52 weeks)
	(Dollars in thousands)
Summary of Operations:
Revenues	$9,772,500	$9,495,858	$8,200,445	$1,802,585	$1,757,035
Costs and expenses:
Cost of goods sold(1)	7,348,364	7,172,366	6,227,045	1,371,271	1,339,263
Selling, general and administration expenses	2,164,655	2,030,766	1,686,458	318,726	311,736
Depreciation and amortization	221,345	215,804	184,854	31,148	29,892
Interest expense	289,578	274,692	208,648	31,926	34,341
Foreign currency losses (gains)	16,362	12,670	(18,208)	—	—
Interest income	(7,471)	(5,964)	(1,310)	(85)	(29)

Total costs and expenses	10,032,833	9,700,334	8,287,487	1,752,986	1,715,203

Income (loss) before income taxes	(260,333)	(204,476)	(87,042)	49,599	41,832
Income tax expense (benefit)	(101,513)	(76,893)	(32,616)	19,151	16,683

Net income (loss)	$(158,820)	$(127,583)	$(54,426)	$30,448	$25,149

Year-End Financial Position:
Working capital(2)	$904,384	$1,009,563	$986,418	$209,515	$201,759
Property and equipment, net	1,035,552	1,113,898	1,179,248	307,652	289,396
Total assets	4,852,001	5,105,925	5,084,895	878,518	812,019
Total debt(3)	3,178,800	3,118,912	2,803,392	554,022	522,463
Stockholders' equity	378,118	536,920	664,671	179,656	149,243
Other Data:
Cash flows provided by (used in):
Operating activities	$(18,175)	$(15,665)	$97,599	$24,281	$43,879
Investing activities	(99,812)	(94,868)	(2,650,696)	(47,464)	(57,944)
Financing activities	33,153	130,586	2,625,972	31,901	15,871
Capital expenditures	100,644	124,064	162,272	42,931	56,176
Number of retail drugstores	1,854	1,858	1,922	336	332
Number of associates	45,771	46,266	48,745	8,508	8,297

(1)
Includes LIFO charges of $14,390 in 2007, $38,747 in 2006, and $18,456 in 2005, $12,797. JC Group USA changed from first-in, first-out ("FIFO") to LIFO in fiscal 2005.

(2)
Working capital is defined as total current assets less total current liabilities.

(3)
Total debt included capital lease obligations of $22,359 as of June 2, 2007, $14,302 as of May 27, 2006, and $16,335 as of May 28, 2005.

(4)
Fiscal years ended June 2, 2007 and May 27, 2006 included the operating results of the Eckerd stores for the full year. Fiscal year ended May 28, 2005 included the operating results of the Eckerd stores for the 43 weeks beginning from the date of the acquisition of the Eckerd stores.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

        Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means 5:00 p.m., New York City time, on December 3, 2007, the 21st business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "expiration date" means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $810.0 million aggregate principal amount of old notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date hereof, to all holders of old notes known to us.

        We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        Old notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the exchange offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

        The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to The Bank of New York Trust Company, N.A., as exchange agent, at the address set forth below under "—Exchange Agent" on or prior to the expiration date. In addition, either:

  •
  certificates for such old notes must be received by the exchange agent along with the letter of transmittal,

  •
  a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal, or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

        The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible institution (as defined below).

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "eligible institution"). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

        We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer). Our or the exchange agent's interpretation of the term and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        By tendering old notes, you represent to us that, among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the new notes, and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering. If you are our "affiliate," as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

  •
  could not rely on the applicable interpretations of the staff of the SEC and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

        In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

  •
  a timely book-entry confirmation of such old notes into the exchange agent's account at DTC,

  •
  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

        For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing

DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

        If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

  •
  the tender is made through an eligible institution,

  •
  prior to the expiration date, the exchange agent received from such eligible institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such eligible institution with the exchange agent, and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "—Exchange Agent." This notice must specify:

  •
  the name of the person having tendered the old notes to be withdrawn,

  •
  the old notes to be withdrawn (including the principal amount of such old notes), and

  •
  where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for tendering old notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

  •
  the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

  •
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

  •
  seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

  •
  resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

  •
  or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

  •
  there has occurred:

  •
  any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

  •
  any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

  •
  a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

  •
  a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

  •
  any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations,

      results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the old notes or the new notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

        We have appointed The Bank of New York Trust Company, N.A. as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

The Bank of New York Trust Company, N.A., Exchange Agent

By Registered or Certified Mail, Overnight Delivery after
4:30 p.m. on the Expiration Date:

The Bank of New York Trust Company, N.A.
c/o Bank of New York Mellon Corporation
Corporate Trust Operations
Reorganization Unit
101 Barclay Street—7 East
New York, NY 10286
Attn: Evangeline R. Gonzales

For Information Call:
(212) 815-3738

By Facsimile Transmission
(for Eligible Institutions only):
(212) 298-1915

Confirm by Telephone:
(212) 815-3738

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        The principal solicitation is being made by mail by The Bank of New York Trust Company, N.A., as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

        If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

  •
  you are our "affiliate," as defined in Rule 405 under the Securities Act,

  •
  you are not acquiring the new notes in the exchange offer in the ordinary course of your business,

  •
  you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer,

  •
  you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering, or

  •
  you are a participating broker-dealer.

        We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF THE NEW NOTES

        You can find the definitions of terms used in this description under the subheading "Definitions." In this description, the words "Company" and "we," "us" and "our" refer only to Rite Aid Corporation and not to any of its subsidiaries.

        We will issue the new notes due 2017 (the "New Notes") under the amended and restated indenture, dated as of June 4, 2007 (the "2017 Notes Indenture"), among the Company, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee").

        We urge you to read the 2017 Notes Indenture because it, and not this description, defines your rights as a holder of the New Notes. Copies of the 2017 Notes Indenture are available upon request to the Company at the address indicated under "Where You Can Find More Information."

        References in this section to the "Notes" refer to both the New Notes, the old notes, and any additional notes issued under the 2017 Notes Indenture.

Principal, Maturity and Interest

        We can issue up to $810 million of New Notes now and an unlimited principal amount of additional Notes at later dates under the same indenture. We can issue additional Notes as part of the same series or as an additional series. Any additional Notes that we issue in the future will be identical in all respects to the New Notes, except that Notes issued in the future will have different issuance prices and issuance dates. We will issue Notes only in fully registered form without coupons, in denomination of $2,000 and integral multiples of $1,000.

        Interest on the New Notes will accrue at a rate of 9.5% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2007. We will pay interest to those persons who were holders of record on the June 1 or December 1 immediately preceding each interest payment date.

        Interest on the New Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

        The New Notes will be:

  •
  unsubordinated, unsecured obligations of the Company;

  •
  equal in right of payment with all existing and future unsubordinated, unsecured debt of the Company and the Subsidiary Guarantors;

  •
  senior in right of payment to all existing and future subordinated debt of the Company and the Subsidiary Guarantors; and

  •
  guaranteed on an unsubordinated, unsecured basis by the Subsidiary Guarantors.

As of September 1, 2007:

  •
  the total outstanding debt of the Company and the Subsidiary Guarantors, including current maturities, but excluding unused commitments, undrawn letters of credit made by lenders, off balance sheet obligations under our accounts receivable securitization program and capital lease obligations, was approximately $5,702.1 million, of which approximately $2,912.3 million was secured;

  •
  the total outstanding debt of Subsidiaries of the Company that are not Subsidiary Guarantors, including current maturities, but excluding unused commitments, undrawn letters of credit made by lenders, off balance sheet obligations under our accounts receivable securitization program and capital lease obligations, would have been approximately $757.8 million; and

  •
  no debt of the Company and the Subsidiary Guarantors would have been subordinated to the New Notes or the Subsidiary Guarantees.

        We only have a stockholder's claim in the assets of our Subsidiaries. This stockholder's claim is junior to the claims that creditors of our Subsidiaries have against our Subsidiaries. Holders of the New Notes will only be creditors of the Company and of those Subsidiaries that are Subsidiary Guarantors. In the case of Subsidiaries that are not Subsidiary Guarantors, all of the existing and future liabilities of these Subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the New Notes.

        As our Subsidiaries conduct substantially all of our operations, our ability to service our debt, including the New Notes, is dependent upon the earnings of our Subsidiaries, and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our Subsidiaries to pay us dividends or make loans and advances to us. If these restrictions are applied to Subsidiaries that are not Subsidiary Guarantors, then we would not be able to use the earnings of those Subsidiaries to make payments on the New Notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guarantees. If this were to occur, we would also be unable to use the earnings of these Subsidiary Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt.

        As of September 1, 2007, the total balance sheet liabilities of the Subsidiary Guarantors, excluding intercompany liabilities and unused commitments and undrawn letters of credit made by lenders, was approximately $4.0 billion. This represented approximately 99% of the liabilities of our Subsidiaries.

        The Subsidiary Guarantors and our other Subsidiaries have other liabilities, including contingent liabilities, that may be significant. The 2017 Notes Indenture contains limitations on the amount of additional Debt that we and the Restricted Subsidiaries may incur. However, the amounts of this Debt could nevertheless be substantial and may be Incurred either by Subsidiary Guarantors or by our other Subsidiaries.

        The New Notes and the Subsidiary Guarantees are unsecured obligations of the Company and each Subsidiary Guarantor. Secured debt of the Company and the Subsidiary Guarantors will be effectively senior to the New Notes and the applicable Subsidiary Guarantee to extent of the value of the assets securing this debt.

        See "Risk Factors—Risks Related to the Exchange Offer and Holding the New Notes."

Subsidiary Guarantees

        Our obligations under the 2017 Notes Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, by the Subsidiary Guarantors, in each case subject to provisions governing releases of these Subsidiary Guarantees. The Subsidiary Guarantors consist of all or our Domestic Subsidiaries. As described under "—Restrictive Covenants—Guarantees by Subsidiaries", Subsidiaries that Guarantee specified types of Debt that we Incur in the future will be required to provide a Subsidiary Guarantee of the New Notes.

        The Subsidiary Guarantors generate all of our revenue. As of September 1, 2007, our Subsidiaries that are Subsidiary Guarantors represented the following approximate percentages of the assets and revenues of the Company, on a consolidated basis:

99%	of our consolidated assets were represented by Subsidiary Guarantors.
100%	of our consolidated total revenues were represented by Subsidiary Guarantors.

        If all of the Capital Stock of a Subsidiary Guarantor is sold, transferred or otherwise disposed of pursuant to a transaction permitted by the 2017 Notes Indenture, such Subsidiary Guarantor will be released from its obligations under the 2017 Notes Indenture without further action.

        A Subsidiary Guarantee of the Notes provided by a Subsidiary Guarantor may be released:

          (a)   upon request of the Company without consent of any holder of the New Notes unless, within 20 Business Days after written notice of the proposed release of such Subsidiary Guarantor is mailed to the applicable Trustee and the holders of the New Notes, holders of 25% of the outstanding principal amount of Notes deliver to the Company a written objection to such release; or

          (b)   with the written consent of the holders of at least a majority of the aggregate principal amount of the Notes then outstanding.

        At the request of the Company, the Trustee will execute and deliver any documents, instructions or instruments evidencing the consent of the holders of the New Notes to any such release.

        The Subsidiary Guarantee of any Subsidiary Guarantor may also be released as described under "—Defeasance".

        In addition, the Subsidiary Guarantees (a) will terminate when the Note Obligations in respect of the New Notes have been paid in full and (b) will continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Note Obligations is rescinded or must otherwise be restored upon the bankruptcy or reorganization of the Company, any Subsidiary Guarantor or otherwise.

        The obligations of each Subsidiary Guarantor are limited (and subject to automatic reduction) to the extent necessary to prevent the guarantee by a Subsidiary Guarantor from constituting a fraudulent conveyance.

Optional Redemption

        The Company may choose to redeem the New Notes at any time. If it does so, it may redeem all or any portion of the New Notes, at once or over time, after giving the required notice under the 2017 Notes Indenture.

        To redeem the New Notes prior to June 15, 2012, the Company must pay a redemption price equal to 100% of the principal amount of the New Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any notice to holders of New Notes of such a redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price must be set forth in an Officers' Certificate delivered to the applicable Trustee no later than two Business Days prior to the redemption date.

        "Applicable Premium" means, with respect to any New Note on any redemption date, the greater of (i) 1.0% of the principal amount of such New Note and (ii) the excess of (a) the present value at such redemption date of (1) the redemption price of such New Note at June 15, 2012, (such redemption price being set forth in the table below) plus (2) all required interest payments due on such New Note through June 15, 2012 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate on such redemption date plus 75 basis points over (b) the principal amount of such New Note.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2012; provided, however, that if the period from the redemption date to June 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        Beginning on June 15, 2012, the New Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for New Notes redeemed during the 12-month period commencing on June 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2012	104.750%
2013	103.167%
2014	101.583%
2015 and thereafter	100.000%

        In addition, at any time and from time to time, prior to June 15, 2010, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes (including additional Notes, if any) with the proceeds of one or more Equity Offerings, at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the Notes (including additional Notes, if any) remains outstanding. Any such redemption shall be made within 75 days of the completion of such Equity Offering upon not less than 30 nor more than 60 days' prior notice.

        If the optional redemption date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the New Note is registered at the close of business on that record date, and no additional interest will be payable to holders whose New Notes shall be subject to redemption.

Sinking Fund

        There will be no mandatory sinking fund payments for the New Notes.

Repurchase at the Option of Holders Upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of New Notes will have the right to require us to repurchase all or any part of such holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). If the purchase date is on or after a record date and on or before the relevant interest payment date, the accrued and unpaid interest, if any, will be paid to the person or entity in whose name the New Note is registered at the close of business on that record date, and no additional interest will be payable to holders whose New Notes shall be subject to redemption.

        Within 30 days following any Change of Control, the Company shall:

          (a)   cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

          (b)   send, by first-class mail, with a copy to the applicable Trustee, to each holder of New Notes, at such holder's address appearing in the register for the New Notes, a notice stating:

            (1)   that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all New Notes timely tendered will be accepted for payment;

            (2)   the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

            (3)   the circumstances and relevant facts regarding the Change of Control (including, to the extent reasonably practicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

            (4)   the procedures that holders of New Notes must follow in order to tender their New Notes (or portions thereof) for payment, and the procedures that holders of New Notes must follow in order to withdraw an election to tender New Notes (or portions thereof) for payment.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of New Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

        The Change of Control repurchase feature is a result of negotiations between us and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the 2017 Notes Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

        The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the ability of a holder of Notes to require the Company to repurchase its New Notes may be uncertain. In such a case, holders of the New Notes may not be able to resolve this uncertainty without resorting to legal action.

        The Senior Credit Facility provides that the occurrence of the events that constitute a Change of Control will constitute a default under such facility.

        Other existing debt of the Company contains, and future debt of the Company may contain, prohibitions of events that would constitute a Change of Control or that would require such debt to be repurchased upon a Change of Control (including the 7.5% Notes due 2015, the 7.5% Notes due 2017, the 8.125% Notes, the Company's 9.25% Senior Notes due 2013 and the Company's 8.625% Senior Notes due 2015). Moreover, the exercise by holders of New Notes of their right to require us to repurchase their New Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not result in a default under existing or future debt, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to holders of New Notes upon a repurchase may be limited by our financial resources at the time of such repurchase. Therefore, we cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase New Notes in connection with a Change of Control would result in a default under the 2017 Notes Indenture. Such a default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the New Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the holders of a majority in aggregate principal amount of the outstanding New Notes. See "—Amendments and Waivers."

Restrictive Covenants

  Covenant Suspension.

        During any period of time that:

          (a)   the New Notes have Investment Grade Ratings from both Rating Agencies and

          (b)   no Default or Event of Default has occurred and is continuing under the 2017 Notes Indenture,

the Company and the Restricted Subsidiaries will not be subject to the following provisions of the 2017 Notes Indenture:

  •
  "—Limitation on Debt",

  •
  "—Limitation on Restricted Payments",

  •
  "—Limitation on Asset Sales",

  •
  "—Limitation on Restrictions on Distributions from Restricted Subsidiaries",

  •
  "—Limitation on Transactions with Affiliates",

  •
  clauses (a)(1) and (b) of "—Limitation on Sale and Leaseback Transactions",

  •
  clause (x) of the fourth paragraph (and such clause (x) as referred to in the second paragraph) of "—Designation of Restricted and Unrestricted Subsidiaries", and

  •
  clause (e) of the first paragraph of "—Merger, Consolidation and Sale of Property"

(collectively, the "Suspended Covenants"). Solely for the purpose of determining the amount of Permitted Liens under the "—Limitation on Liens" covenant during any Suspension Period (as defined below) and without limiting the Company's or any Restricted Subsidiary's ability to Incur Debt during any Suspension Period, to the extent that calculations in the "—Limitation on Liens" covenant refer to the "—Limitation on Debt" covenant, such calculations shall be made as though the "—Limitation on Debt" covenant remains in effect during the Suspension Period. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentences and, on any subsequent date (the "Reversion Date"), one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing under the 2017 Notes Indenture, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the 2017 Notes Indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. On the Reversion Date, all Debt Incurred during the Suspension Period will be classified to have been Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt" (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Debt would not be permitted to be Incurred pursuant to clause (1) of the first paragraph or one of the clauses set forth in the second paragraph of the covenant described under "—Limitation on Debt", such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (k) of the second paragraph of the covenant described under "—Limitation on Debt". Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect during the entire period of time from February 12, 2003. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available under the 2017 Notes Indenture to be made as Restricted Payments under the first paragraph of the covenant described under "—Limitation on Restricted Payments" following any Reversion Date, and the items specified in clauses (c)(1) through (c)(4) of the first paragraph of the covenant described under "—Limitation on Restricted Payments" will increase the amount available to be made under the first paragraph thereof following any Reversion Date. For purposes of determining compliance with the first five paragraphs of the covenant described under "—Limitation on Asset Sales", on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

        Limitation on Debt.    The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur under the 2017 Notes Indenture as a consequence of such Incurrence and no Default or Event of Default would be continuing under the 2017 Notes Indenture following such Incurrence and application of proceeds and either:

          (1)   such Debt is Debt of the Company or a Subsidiary Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00; or

          (2)   such Debt is Permitted Debt.

The term "Permitted Debt" is defined to include the following:

          (a)   Debt of the Company evidenced by the Notes or the 2015 Notes, and of Restricted Subsidiaries, including any future Restricted Subsidiaries, evidenced by Guarantees relating to the Notes or the 2015 Notes;

          (b)   Debt of the Company or a Restricted Subsidiary (including Guarantees thereof) (i) under any Credit Facilities, (ii) Incurred pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction or an Equipment Financing Transaction, (iii) Incurred in respect of Capital Lease Obligations, (iv) Incurred pursuant to Debt Issuances or (v) Incurred by a Receivables Entity, whether or not a Subsidiary Guarantor, in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all such Debt in clauses (i) through (v) hereof at any one time outstanding shall not exceed the greater of (1) $3,500 million, which amount shall be permanently reduced by the amount of Net Available Cash used to Repay Debt under the Credit Facilities, and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to the covenant described under "—Limitation on Asset Sales" and (2) the sum of the amount equal to (a) 60% of the book value of the inventory (determined using the first-in-first-out method of accounting) of the Company and the Restricted Subsidiaries and (b) 85% of the book value of the accounts receivables of the Company and the Restricted Subsidiaries, including any Receivables Entity that is a Restricted Subsidiary;

          (c)   [Intentionally omitted];

          (d)   Debt of the Company outstanding on the Issue Date and evidenced by the 7.5% Notes due 2015 or the 7.5% Notes due 2017 and of Subsidiary Guarantors, including any future Guarantor, evidenced by guarantees relating to the 7.5% Notes due 2015 or the 7.5% Notes due 2017;

          (e)   Debt Incurred after the Issue Date in respect of Purchase Money Debt, provided that the aggregate principal amount of such Debt does not exceed 80% of the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed, developed or leased, including additions and improvements thereto;

          (f)    Debt of the Company owing to and held by any consolidated Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any consolidated Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such consolidated Restricted Subsidiary ceasing to be a consolidated Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

          (g)   Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

          (h)   Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary and not for speculative purposes;

          (i)    Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

          (j)    Debt in connection with one or more standby letters of credit, banker's acceptance, performance or surety bonds or completion guarantees issued by the Company or a Restricted Subsidiary or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

          (k)   Debt outstanding on the Issue Date not otherwise described in clauses (a) through (j) above or clause (q) below;

          (1)   other Debt of the Company or a Restricted Subsidiary (including Guarantees thereof) in an aggregate principal amount outstanding at any one time not to exceed $600 million;

          (m)  Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than

  Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

          (n)   Debt arising from the honoring by a bank or other financial institution of a check or draft or other similar instrument inadvertently drawn against insufficient funds, provided that such Debt is extinguished within five Business Days of its Incurrence;

          (o)   endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

          (p)   [intentionally omitted]

          (q)   Debt in respect of Sale and Leaseback Transactions or Real Estate Financing Transactions involving only real property (and the related personal property) owned by the Company or a Restricted Subsidiary on or after the Issue Date in an aggregate principal amount outstanding at any one time not to exceed $150 million, provided that such Sale and Leaseback Transactions or Real Estate Financing Transactions may involve Property other than real property (and the related personal property) owned on or after the Issue Date to the extent the portion of the Debt related to such Property is permitted by another provision of this covenant at the time of Incurrence;

          (r)   Debt in respect of Sale and Leaseback Transactions that are not Capital Lease Obligations Incurred to finance the acquisition, construction and development of Property on or after the Issue Date, including additions and improvements thereto, provided that any reclassification of such Debt as a Capital Lease Obligation shall be deemed an Incurrence of such Debt;

          (s)   Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (d), (e), (k), (m) and (q) above; and

          (t)    Debt arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that (i) such Debt is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of such Debt will at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company or such Restricted Subsidiary in connection with such disposition.

        Notwithstanding anything to the contrary contained in this covenant, the Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company or any Subsidiary Guarantor.

        For purposes of determining compliance with this covenant, (1) in the event that an item of Debt meets the criteria of more than one of the types of Debt described herein, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses, (2) the Company will be entitled at the time of such Incurrence to divide and classify an item of Debt in more than one of the types of Debt described herein and (3) with respect to Debt permitted under clause (k) in respect of Sale and Leaseback Transactions that were not Capital Lease Obligations on the Issue Date, any reclassification of such Debt as a Capital Lease Obligation shall not be deemed an Incurrence of such Debt; provided, however, that (u) all outstanding Debt evidenced by the 8.125% Notes will be deemed to have been incurred pursuant to clause (b) of the second paragraph of this covenant, (v) all outstanding Debt evidenced by the Receivables Facility will be deemed to have been incurred pursuant to clause (b) of the second paragraph of this covenant, (w) [intentionally omitted], (x) all outstanding Debt under the Senior Credit Facility immediately following the Issue Date will be deemed to have been Incurred pursuant to clause (b) of the second paragraph of this covenant, (y) any Permitted Debt that is not Secured Debt may later be reclassified as having been Incurred pursuant to clause (1) of the first paragraph of this covenant to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification; and (z) any Permitted Debt may later be reclassified as having been Incurred pursuant to any other clause of the second paragraph of this covenant to the extent such Debt could be Incurred pursuant to such clause at the time of such reclassification.

        Limitation on Restricted Payments.    The Company will not make, and will not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment:

          (a)   a Default or Event of Default shall have occurred and be continuing under the 2017 Notes Indenture;

          (b)   the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt;" or

          (c)   the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since February 12, 2003 (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

            (1)   50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter that commenced after February 12, 2003 to the end of the most recent fiscal quarter for which financial statements have been filed with the SEC (or, if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

            (2)   100% of Capital Stock Sale Proceeds; plus

            (3)   the sum of:

              (A)  the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after February 12, 2003 of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company; and

              (B)  the aggregate amount by which Debt (other than Subordinated Obligations) of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet after February 12, 2003 upon the conversion or exchange of any Debt (other than convertible or exchangeable debt issued or sold after February 12, 2003) for Capital Stock (other than Disqualified Stock) of the Company;

excluding, in the case of clause (A) or (B):

              (x)   any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees; and

              (y)   the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange;

plus

            (4)   an amount equal to the sum of:

              (A)  the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after February 12, 2003 in each case to the Company or any Restricted Subsidiary from such Person less the cost of the disposition of such Investments; and

              (B)  the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after February 12, 2003);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person.

        Notwithstanding the foregoing limitation, the Company may:

          (a)   pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the 2017 Notes Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom) under the 2017 Notes Indenture; provided further, however, that, if declared on or after February 12, 2003, such dividend shall be included in the calculation of the amount of Restricted Payments;

          (b)   purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations on or after February 12, 2003 in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees); provided, however, that:

            (1)   such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments; and

            (2)   the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

          (c)   purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations on or after February 12, 2003 in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

          (d)   [intentionally omitted];

          (e)   so long as no Default or Event of Default has occurred and is continuing under the 2017 Notes Indenture the repurchase or other acquisition on or after February 12, 2003 of shares of, or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $15.0 million; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

          (f)    make payments not to exceed $2.5 million in the aggregate to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock on or after February 12, 2003; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments; and

          (g)   make any other Restricted Payments on or after February 12, 2003 not to exceed an aggregate amount of $40.0 million; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

        Limitation on Liens.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned on the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes or the applicable Subsidiary Guarantee will be secured equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by such Lien.

        Limitation on Asset Sales.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

          (a)   the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

          (b)   at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of Qualified Consideration; and

          (c)   the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

        The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt):

          (i)    to Repay the Credit Facilities, the 8.125% Notes, the 7.5% Notes due 2015, the 7.5% Notes due 2017 or any other Debt of the Company or any Restricted Subsidiary secured by a Lien on Property of the Company or any Restricted Subsidiary of the Company (excluding, in any such case, any Debt owed to the Company or an Affiliate of the Company); or

          (ii)   to reinvest in Additional Assets or Expansion Capital Expenditures (including by means of an Investment in Additional Assets or Expansion Capital Expenditures by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets or Expansion Capital Expenditures of the Company.

        Pending application of Net Available Cash pursuant to this covenant, which shall not be required in respect of an Asset Sale if the Net Available Cash from such Asset Sale is less than $1 million, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness. If the Net Available Cash from an Asset Sale equals or exceeds $1 million, any Net Available Cash from such Asset Sale not applied in accordance with the preceding paragraph within 270 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds"; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within 24 months from the date of the receipt of such Net Available Cash shall also constitute "Excess Proceeds".

        When the aggregate amount of Excess Proceeds exceeds $50.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Asset Sales Prepayment Offer") the Notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount at maturity, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the 2017 Notes Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with the 2017 Notes Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the 2017 Notes Indenture and the amount of Excess Proceeds will be reset to zero.

        The term "Allocable Excess Proceeds" will mean the product of:

          (a)   the Excess Proceeds; and

          (b)   a fraction,

            (1)   the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Asset Sales Prepayment Offer; and

            (2)   the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Asset Sales Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Asset Sales Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt or otherwise repay such Debt at substantially the same time as the Asset Sales Prepayment Offer.

        Within five Business Days after the Company is obligated to make an Asset Sales Prepayment Offer as described in the preceding paragraph, the Company will send a written notice, by first-class mail, to the holders of the New Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Asset Sales Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the New Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

          (a)   pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary;

          (b)   make any loans or advances to the Company or any other Restricted Subsidiary; or

          (c)   transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply:

            (1)   with respect to clauses (a), (b) and (c), to restrictions:

              (A)  in effect on the Issue Date;

              (B)  relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company;

              (C)  that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restriction is no less favorable to the holders of the New Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), than those under the agreement evidencing the Debt so Refinanced;

              (D)  resulting from the Incurrence of any Debt permitted pursuant to the covenant described under "—Limitation on Debt", provided that (i) the restriction is no less favorable to the holders of New Notes in any material respect, as reasonably determined by the Board of Directors (as evidenced by a resolution of the Board of Directors), than the restrictions of the same type contained in the 2017 Notes Indenture and (ii) the Board of Directors determines (as evidenced by a resolution of the Board of Directors) in good faith that such restrictions will not impair the ability of the Company to make payments of principal and interest on the New Notes when due;

              (E)  existing by reason of applicable law; or

              (F)  any contractual requirements incurred with respect to Qualified Receivables Transactions relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors of the Company, are customary for Qualified Receivables Transactions; and

            (2)   with respect to clause (c) only, to restrictions:

              (A)  relating to Debt that is permitted to be Incurred and secured without also securing the New Notes or a Subsidiary Guarantee pursuant to the covenants described under "—Limitation on Debt" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt;

              (B)  encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition;

              (C)  resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder; or

              (D)  customary restrictions contained in agreements relating to the sale or other disposition of Property limiting the transfer of such Property pending the closing of such sale.

        Limitation on Transactions with Affiliates.    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless:

          (a)   the terms of such Affiliate Transaction are:

            (1)   set forth in writing;

            (2)   in the best interest of the Company or such Restricted Subsidiary, as the case may be; and

            (3)   no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company;

          (b)   if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $25.0 million in any 12-month period, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a)(2) and (3) of this paragraph as evidenced by a resolution of the Board of Directors promptly delivered to the Trustee; and

          (c)   if such Affiliate Transaction involves aggregate payments or value to the Affiliate in excess of $75.0 million in any 12-month period, the Company obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, taken as a whole.

        Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

          (a)   any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

          (b)   any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment (other than pursuant to clauses (a)(iii), (b), (g), (h), (i), (k) or (l) of the definition of "Permitted Investment");

          (c)   the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of and related indemnities provided to officers, directors, consultants and employees of the Company or any of the Restricted Subsidiaries, so long as the

  Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

          (d)   loans and advances to employees made in the ordinary course of business in accordance with applicable law and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $25.0 million in the aggregate at any one time outstanding;

          (e)   any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of "Credit Facilities" and permitted under clause (b) of the second paragraph of the covenant described under "—Limitation on Debt;"

          (f)    payments of customary fees by the Company or any of its Restricted Subsidiaries to Leonard Green & Partners L.P. or any of its Affiliates made for any corporate advisory services or financial advisory, financing, underwriting or placement services or in respect of other investment banking activities including, without limitation, in connection with acquisitions or divestitures, which are approved by a majority of the Board of Directors in good faith;

          (g)   if such Affiliate Transaction is with any Person solely in its capacity as a holder of Debt or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Person is treated no more favorably than any other holder of such Debt or Capital Stock of the Company or any of its Restricted Subsidiaries; and

          (h)   any agreement as in effect on the Issue Date (including any agreement entered into in connection with the Acquisition on or prior to the Issue Date) or any amendment thereto (so long as such amendment is not disadvantageous to the holders of the New Notes in any material respect).

        Limitation on Sale and Leaseback Transactions.    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

          (a)   the Company or such Restricted Subsidiary would be entitled to:

            (1)   Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Debt"; and

            (2)   create a Lien on such Property securing such Attributable Debt without also securing the New Notes or the applicable Subsidiary Guarantee pursuant to the covenant described under "—Limitation on Liens"; and

          (b)   such Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Sales", provided that such Sale and Leaseback Transaction constitutes an Asset Sale.

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if

          (a)   the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary and is not required to be a Subsidiary Guarantor pursuant to the 2017 Notes Indenture; and

          (b)   either:

            (1)   the Subsidiary to be so designated has total assets of $1,000 or less; or

            (2)   such designation is effective immediately upon such entity becoming a Subsidiary of the Company.

        Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification as a Restricted Subsidiary or if such Person is a Subsidiary of an Unrestricted Subsidiary.

        Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary).

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under "—Limitation on Debt," and (y) no Default or Event of Default shall have occurred and be continuing under the 2017 Notes Indenture or would result therefrom.

        Any such designation or redesignation by the Board of Directors will be evidenced to the applicable Trustee by filing with the applicable Trustee a resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate that:

          (a)   certifies that such designation or redesignation complies with the foregoing provisions; and

          (b)   gives the effective date of such designation or redesignation,

such filing with the applicable Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

        Guarantees by Subsidiaries.    (a) The Company shall not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to Guarantee the payment of any Debt or Capital Stock of the Company (other than Guarantees of Debt incurred under clause (b), (d) or (e) or (l) of the second paragraph of the covenant described under "Restrictive Covenants—Limitation on Debt" or Guarantees permitted pursuant to clause (j) of such second paragraph or Guarantees permitted by clause (s) of such second paragraph as it relates to clause (d) of such second paragraph), except that a Restricted Subsidiary that is not a Subsidiary Guarantor may Guarantee Debt of the Company, provided that:

          (i)    such Debt and the Debt represented by such Guarantee is permitted by the covenant described under "Restrictive Covenants—Limitation on Debt;"

          (ii)   such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the 2017 Notes Indenture in form reasonably satisfactory to the Trustee providing for a Guarantee of payment of the New Notes by such Restricted Subsidiary; and

          (iii)  such Guarantee of Debt of the Company:

            (A)  unless such Debt is a Subordinated Obligation, shall be pari passu (or subordinate) in right of payment to and on substantially the same terms as (or less favorable to such Debt than) such Restricted Subsidiary's Guarantee with respect to the New Notes; and

            (B)  if such Debt is a Subordinated Obligation, shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the New Notes to at least the same extent as such Debt is subordinated to the New Notes.

          (b)   Upon any Subsidiary becoming a Subsidiary Guarantor as described above, such Subsidiary shall deliver to the applicable Trustee an Opinion of Counsel to the effect that:

            (i)    such Guarantee of the New Notes has been duly executed and authorized; and

            (ii)   such Guarantee of the New Notes constitutes a valid, binding and enforceable obligation of such Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

        The failure of any Restricted Subsidiary to provide a Guarantee if then prohibited to do so by any Debt of the Company or a Restricted Subsidiary shall not constitute a violation of the covenant described above; provided, however, that at the time such prohibition no longer exists if a Guarantee would then be required to comply with such clauses, such Restricted Subsidiary provides such Guarantee.

Merger, Consolidation and Sale of Property

        The Company will not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)   the Company will be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form reasonably satisfactory to the applicable Trustee, executed and delivered to the applicable Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the New Notes and the due and punctual performance and observance of all the covenants and conditions of the 2017 Notes Indenture to be performed by the Company;

          (c)   in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

          (d)   immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing under the 2017 Notes Indenture;

          (e)   immediately after giving effect to such transaction or series of transactions on a pro forma basis, either (i) the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt" or (ii) the Surviving Person would have a Consolidated Interest Coverage Ratio which is not less than the Consolidated Interest Coverage Ratio of the Company immediately prior to such transaction or series of transactions; and

          (f)    the Company shall deliver, or cause to be delivered, to the applicable Trustee, in form and substance reasonably satisfactory to the applicable Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        The Company shall not permit any Subsidiary Guarantor to merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into such Subsidiary Guarantor, or a merger of a Subsidiary Guarantor into the Company or another Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

          (a)   such Subsidiary Guarantor will be the Surviving Person or the Surviving Person (if other than such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

          (b)   the Surviving Person (if other than such Subsidiary Guarantor) expressly assumes, by a supplemental indenture in form satisfactory to the applicable Trustee, executed and delivered to the applicable Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee;

          (c)   immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c), any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Company or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Company or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing under the 2017 Notes Indenture; and

          (d)   the Company shall deliver, or cause to be delivered, to the applicable Trustee, in form and substance reasonably satisfactory to the applicable Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such Subsidiary Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

        The foregoing provisions (other than clause (c)) shall not apply to (i) any transactions which do not constitute an Asset Sale if the Subsidiary Guarantor is otherwise being released from its Subsidiary Guarantee at the time of such transaction in accordance with the 2017 Notes Indenture or (ii) any transactions which constitute an Asset Sale if the Company has complied with the covenant described under "—Restrictive Covenants—Limitation on Asset Sales" and the Subsidiary Guarantor is released from its Subsidiary Guarantee at the time of such transaction in accordance with the 2017 Notes Indenture.

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the entity under the 2017 Notes Indenture (or of the Subsidiary Guarantor under the Subsidiary Guarantee, as the case may be) but the predecessor entity in the case of:

          (a)   a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all or substantially all the assets of the entity as an entirety or virtually as an entirety); or

          (b)   a lease,

shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the New Notes.

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission and provide the applicable Trustee with such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company will not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings; provided further, however, that the Company will be required to provide to holders of New Notes any such information, documents or reports that are not so filed. Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (4) under "—Events of Default" until 120 days after the day any report hereunder is due.

Events of Default

        Events of Default in respect of the New Notes include:

          (1)   failure to make the payment of any interest on the New Notes of such series when the same becomes due and payable, and such failure continues for a period of 30 days;

          (2)   failure to make the payment of any principal of, or premium, if any, on, any of the New Notes of such series when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

          (3)   failure to comply with the covenant described under "—Merger, Consolidation and Sale of Property";

          (4)   failure to comply with any other covenant or agreement in the New Notes of such series or in the 2017 Notes Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

          (5)   a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the final maturity of such Debt, or failure to pay any such Debt at final maturity (giving effect to applicable grace periods), in an aggregate amount greater than $35.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

          (6)   any judgment or judgments for the payment of money in an aggregate amount in excess of $35.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

          (7)   certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"); and

          (8)   any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the 2017 Notes Indenture) and such default continues for 20 days after notice or any Subsidiary Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Subsidiary Guarantee under the New Notes (the "guarantee provisions").

        A Default under clause (4) or (8) is not an Event of Default until the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the New Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

        The Company shall deliver to the applicable Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default under the 2017 Notes Indenture, its status and what action the Company is taking or proposes to take with respect thereto.

        If an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of Notes then outstanding may declare to be immediately due and payable the principal amount at maturity of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the applicable Trustee or the holders of the Notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the 2017 Notes Indenture.

        Subject to the provisions of the 2017 Notes Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the 2017 Notes Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on such Trustee with respect to the Notes.

        No holder of Notes will have any right to institute any proceeding with respect to the 2017 Notes Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

          (a)   such holder has previously given to the Trustee written notice of a continuing Event of Default;

          (b)   the holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to such Trustee to institute such proceeding as trustee; and

          (c)   such Trustee shall not have received from the holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

        However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

          (a)   Subject to certain exceptions, the 2017 Notes Indenture may be amended with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such Notes) and any past default or compliance with any provisions may also be waived (except, in the case of the 2017 Notes Indenture, a default in the payment of principal, premium or interest and certain covenants and provisions of the 2017 Notes Indenture which cannot be amended without the consent of each holder of an outstanding Note) with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder affected thereby, no amendment may, among other things:

          (1)   amend the 2017 Notes Indenture to reduce the amount of Notes whose holders are required to consent to an amendment or waiver;

          (2)   amend the 2017 Notes Indenture to reduce the rate of or extend the time for payment of interest on any Note;

          (3)   amend the 2017 Notes Indenture to reduce the principal of or extend the Stated Maturity of any Note;

          (4)   amend the 2017 Notes Indenture to make any Note payable in money other than that stated in the Note;

          (5)   amend the 2017 Notes Indenture or any Subsidiary Guarantee to further impair the right of any holder of Notes to receive payment of principal of and interest on such holder's New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes or any Subsidiary Guarantee;

          (6)   amend the 2017 Notes Indenture or any Subsidiary Guarantee to subordinate the Notes or any Subsidiary Guarantee to any other obligation of the Company or the applicable Subsidiary Guarantor;

          (7)   amend the 2017 Notes Indenture to reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under "—Optional Redemption";

          (8)   amend the 2017 Notes Indenture to reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, amend the definition of Change of Control or change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer; and

          (9)   at any time after the Company is obligated to make an Asset Sale Prepayment Offer with the Excess Proceeds from Asset Sales, amend the 2017 Notes Indenture to change the time at which such Asset Sale Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto.

        (b)   Without the consent of any holder of the Notes, the Company and the Trustee may amend the 2017 Notes Indenture to:

          (1)   cure any ambiguity, omission, defect or inconsistency;

          (2)   provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the 2017 Notes Indenture;

          (3)   provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in section 163(f)(2)(b) of the Code);

          (4)   add additional Guarantees with respect to the Notes or release Subsidiary Guarantors from Subsidiary Guarantees as provided by the terms of the 2017 Notes Indenture or the Subsidiary Guarantees;

          (5)   secure the Notes, add to the covenants of the Company or the Subsidiary Guarantors for the benefit of the holders of the Notes or surrender any right or power conferred upon the Company;

          (6)   make any change to the 2017 Notes Indenture, the Notes or the Subsidiary Guarantees that does not adversely affect the rights of any holder of the Notes; or

          (7)   make any change to comply with any requirement of the Commission in connection with the qualification of the 2017 Notes Indenture under the Trust Indenture Act.

        The consent of the holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each holder of the Notes at such holder's address appearing in the applicable Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        The Company at any time may terminate all its obligations under the Notes and the 2017 Notes Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

        The Company at any time may terminate:

          (1)   its obligations under the covenants described under "—Repurchase at the Option of Holders Upon a Change of Control" and "—Restrictive Covenants";

          (2)   the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the guarantee provisions described under "—Events of Default" above; and

          (3)   the limitations contained in clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above ("covenant defeasance").

          The Company may exercise its legal defeasance option in respect of the Notes notwithstanding its prior exercise of its covenant defeasance option.

        If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes of such series may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under "—Restrictive Covenants"), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) under "—Events of Default" above or because of the failure of the Company to comply with clause (e) under the first paragraph of "—Merger, Consolidation and Sale of Property" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations under its Subsidiary Guarantee.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

          (a)   the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be;

          (b)   the Company delivers to the applicable Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

          (c)   123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under "—Events of Default" occurs with respect to the Company or any other Person under the 2017 Notes Indenture making such deposit which is continuing at the end of the period;

          (d)   no Default or Event of Default has occurred and is continuing under the 2017 Notes Indenture on the date of such deposit and after giving effect thereto;

          (e)   such deposit does not constitute a default under any other agreement or instrument binding on the Company;

          (f)    the Company delivers to the applicable Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

          (g)   in the case of the legal defeasance option, the Company delivers to the applicable Trustee an Opinion of Counsel stating that (1) the Company has received from the Internal Revenue Service a ruling or (2) since the date of the 2017 Notes Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

          (h)   in the case of the covenant defeasance option, the Company delivers to the applicable Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

          (i)    the Company delivers to the applicable Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the 2017 Notes Indenture.

Governing Law

        The 2017 Notes Indenture and the New Notes are governed by the laws of the State of New York without reference to principles of conflicts of law.

The Trustee

        The Bank of New York Trust Company, N.A., is the Trustee under the 2017 Notes Indenture.

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the 2017 Notes Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the 2017 Notes Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Definitions

        Set forth below is a summary of the defined terms used in the Description of the New Notes above. Reference is made to the 2017 Notes Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

        "Acquisition" means the acquisition of Jean Coutu by the Company and the other transactions contemplated by the Acquisition Agreement.

        "Acquisition Agreement" means the Stock Purchase Agreement, dated as of August 23, 2006, by and between the Company and The Jean Coutu Group (PJC) Inc., a Québec corporation.

        "Additional Assets" means:

          (a)   any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

          (b)   Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company, provided, however, that, in the case of this clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means:

          (a)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

          (b)   any other Person who is a director or executive officer of:

            (1)   such specified Person;

            (2)   any Subsidiary of such specified Person; or

            (3)   any Person described in clause (a) above.

        For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        For purposes of this definition, The Jean Coutu Group (PJC), Inc. and its Affiliates shall be "Affiliates" of the Company for so long as The Jean Coutu Group (PJC), Inc. beneficially owns more than 10% of the Voting Stock of the Company.

        "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

          (a)   any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares); or

          (b)   any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

in the case of either clause (a) or clause (b) above, whether in a single transaction or a series of related transactions, (i) that have a Fair Market Value in excess of $15.0 million or (ii) for aggregate consideration in excess of $15.0 million, other than, in the case of clause (a) or (b) above:

          (1)   any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary;

          (2)   any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments;"

          (3)   any disposition effected in compliance with the first paragraph of the covenant described under "—Merger, Consolidation and Sale of Property";

          (4)   a sale of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity;

          (5)   a transfer of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction; or

          (6)   a sale by the Company or a Restricted Subsidiary of Property by way of a Sale and Leaseback Transaction but only if (a) such Property was owned by the Company or a Restricted Subsidiary on or after the Issue Date, (b) the requirements of clause (a) of the covenant described under "—Restrictive Covenants—Limitation on Sale and Leaseback Transactions" are satisfied with respect to such Sale and Leaseback Transaction, (c) the requirements of clauses (a), (b) and (c) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales" are satisfied as though such Sale and Leaseback Transaction constituted an Asset Sale and (d) the aggregate Fair Market Value of such Property, when added to the Fair Market Value of all other sales of Property pursuant to this clause (6) since the Issue Date, does not exceed $150 million.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination:

          (a)   if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation", and

          (b)   in all other instances, the greater of:

            (1)   the Fair Market Value of the Property subject to such Sale and Leaseback Transaction; and

            (2)   the present value (discounted at the interest rate borne by the applicable series of New Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (in each case including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

          (a)   the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

          (b)   the sum of all such payments.

        "Board of Directors" means the board of directors of the Company or any duly authorized and constituted committee thereof.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York, New York are authorized or obligated by law, regulation, executive order or governmental decree to close.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Restrictive Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after February 12, 2003, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Change of Control" means the occurrence of any of the following events:

          (a)   if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (other than one or more Permitted Holders), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

          (b)   the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

            (1)   the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation; and

            (2)   the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

          (c)   during any period of two consecutive years commencing after the Issue Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (d)   the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the 2017 Notes Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of:

          (a)   the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters for which internal financial statements are available prior to such determination date to

          (b)   Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

            (1)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt; or

              (B)  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

            (2)   if

              (A)  since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business;

              (B)  the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition; or

              (C)  since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

        If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries (excluding the non-cash interest expense related to (x) litigation reserves, (y) closed store liability reserves and (z) self-insurance reserves), plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, and without duplication:

          (a)   interest expense attributable to Capital Lease Obligations;

          (b)   amortization of debt discount and debt issuance cost, including commitment fees;

          (c)   capitalized interest;

          (d)   non-cash interest expense other than expenses under clauses (x), (y) and (z) above;

          (e)   commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing;

          (f)    net costs associated with Hedging Obligations (including amortization of fees but excluding costs associated with forward contracts for inventory in the ordinary course of business);

          (g)   Disqualified Stock Dividends;

          (h)   Preferred Stock Dividends;

          (i)    interest Incurred in connection with Investments in discontinued operations;

          (j)    interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary; and

          (k)   the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

        Any program fees or liquidity fees on unused amounts related to any Qualified Receivables Transaction shall not be included in Consolidated Interest Expense, unless otherwise required by GAAP.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (a)   any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

            (1)   subject to the exclusion contained in clause (c) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below); and

            (2)   the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (b)   any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that:

            (1)   subject to the exclusion contained in clause (c) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause); and

            (2)   the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (c)   any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;

          (d)   any extraordinary gain or loss;

          (e)   the cumulative effect of a change in accounting principles;

          (f)    any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock);

          (g)   store closing costs;

          (h)   non-cash charges or credits that relate to use of the last-in-first-out method of accounting for inventory; and

          (i)    loss on debt modifications.

Notwithstanding the foregoing, for purposes of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Senior Credit Facilities), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory), or trade letters of credit, in each case together with Refinancings thereof on any basis so long as such Refinancing constitutes Debt.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

          (a)   the principal of and premium (if any) in respect of:

            (1)   debt of such Person for money borrowed; and

            (2)   debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (b)   all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

          (c)   all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (d)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (e)   the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (f)    all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

          (g)   all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

          (h)   to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

          (1)   zero if such Hedging Obligation has been Incurred pursuant to clause (g) or (h) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt"; or

          (2)   the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

        "Debt Issuances" means, with respect to the Company or any Restricted Subsidiary, one or more issuances of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

          (a)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (b)   is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part; or

          (c)   is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock;

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the New Notes.

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

        "Domestic Subsidiary" means any Subsidiary other than a Foreign Restricted Subsidiary.

        "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

          (a)   the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

            (1)   the provision for taxes based on income or profits or utilized in computing net loss;

            (2)   Consolidated Interest Expense and non-cash interest expense related to litigation reserves, closed store liability reserves and self-insurance reserves, to the extent excluded from Consolidated Interest Expense;

            (3)   depreciation;

            (4)   amortization of intangibles;

            (5)   non-cash impairment charges;

            (6)   any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Debt permitted to be Incurred by the 2017 Notes Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of Credit Facilities, Qualified Receivables Transactions or Debt Issuances and other Debt and (ii) any amendment or other modification of Credit Facilities, Qualified Receivables Transactions or Debt Issuances and, in each case, deducted (and not added back) in computing Consolidated Net Income;

            (7)   the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs (including costs related to the closure and/or consolidation of stores) incurred in connection with acquisitions on or after the Issue Date;

            (8)   the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken or initiated during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken no later than 36 months after the Issue Date and (z) the aggregate amount of cost savings added pursuant to this clause (8) shall not exceed $150.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of "Consolidated Interest Coverage Ratio"); and

            (9)   any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

          (b)   all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period).

        Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "8.125% Notes" means the Company's 8.125% Senior Secured Notes due 2010 issued under the indenture dated as of April 22, 2003, among the Company, the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, and outstanding on the Issue Date.

        "Equipment Financing Transaction" means any arrangement (together with any Refinancing thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.

        "Equity Offering" means (a) an underwritten offering of common stock of the Company by the Company pursuant to an effective registration statement under the Securities Act or (b) so long as the Company's common stock is, at the time, listed or quoted on a national securities exchange (as such term is defined in the Exchange Act), an offering of common stock by the Company in a transaction exempt from or not subject to the registration requirements of the Securities Act.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Expansion Capital Expenditure" means any capital expenditure incurred by the Company or any Restricted Subsidiary in developing, relocating, integrating, remodeling and refurbishing a warehouse, distribution center, store or other facility (other than ordinary course maintenance) for carrying on the business of the Company and its Restricted Subsidiaries that the Board of Directors determines in good faith will enhance the income generating ability of the warehouse, distribution center, store or other facility.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Pressure or compulsion shall not include sales of Property conducted in compliance with the requirements of a regulatory authority in connection with an acquisition or merger permitted by the 2017 Notes Indenture. Fair Market Value shall be determined, except as otherwise provided:

          (a)   if such Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company; or

          (b)   if such Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a resolution of the Board of Directors, dated within 30 days of the relevant transaction, delivered to the Trustee.

        "Foreign Subsidiary" means any Subsidiary of the Company which (a) is organized under the laws of any jurisdiction outside of the United States, (b) is organized under the laws of Puerto Rico or the U.S. Virgin Islands, (c) has substantially all its operations outside of the United States, (d) has substantially all its operations in Puerto Rico or the U.S. Virgin Islands, or (e) does not own any material assets other than Capital Stock of one or more Subsidiaries of the type described in (a) through (d) above.

        "GAAP" means United States generally accepted accounting principles as in effect on February 12, 2003, including those set forth:

          (a)   in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

          (b)   in the statements and pronouncements of the Financial Accounting Standards Board;

          (c)   in such other statements by such other entity as approved by a significant segment of the accounting profession; and

          (d)   the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (b)   entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

          (1)   endorsements for collection or deposit in the ordinary course of business; or

          (2)   a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of "Permitted Investment".

The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with "—Restrictive Covenants—Limitation on Debt," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

        "Independent Financial Advisor" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under "—Restrictive Covenants—Limitation on Restricted Payments", "—Restrictive Covenants—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment", "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to:

          (a)   the Company's "Investment" in such Subsidiary at the time of such redesignation; less

          (b)   the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, without regard to outlook.

        "Issue Date" means June 1, 2007.

        "Jean Coutu" means JCG (PJC) USA, LLC, a Delaware limited liability company.

        "Jean Coutu Subsidiaries" means Jean Coutu and its Subsidiaries on the Issue Date and any successors thereto.

        "Jean Coutu Subsidiary Guarantors" means Subsidiary Guarantors who are Jean Coutu Subsidiaries.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

          (a)   all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

          (b)   all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

          (c)   all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

          (d)   the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        "Note Obligations" means the obligations of the Company and the Subsidiary Guarantors under the 2017 Notes Indenture and the New Notes.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, Chief Accounting Officer, Treasurer, Vice President of Financial Accounting or any Executive Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the applicable Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company.

        "Paying Agent" means any Person authorized by the Company to pay the principal of or interest on any New Notes on behalf of the Company.

        "Permitted Holder" means (a) Leonard Green & Partners L.P. or any of its Affiliates and (b) The Jean Coutu Group (PJC) Inc. or any of its Affiliates.

        "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

          (a)   (i) the Company, (ii) any Restricted Subsidiary or (iii) any Person that will, upon the making of such Investment, become a Restricted Subsidiary;

          (b)   any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary;

          (c)   cash and Temporary Cash Investments;

          (d)   receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

          (e)   payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (f)    loans and advances to employees made in the ordinary course of business in accordance with applicable law consistent with past practices of the Company or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $25.0 million at any one time outstanding;

          (g)   stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

          (h)   any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Restrictive Covenants—Limitation on Asset Sales";

          (i)    Hedging Obligations permitted under clause (g), (h) or (i) of the covenant described under "—Restrictive Covenants—Limitation on Debt";

          (j)    any Person if the Investments are outstanding on the Issue Date and not otherwise described in clauses (a) through (i) above;

          (k)   Investments in Unrestricted Subsidiaries or joint venture entities (including purchasing cooperatives) that do not exceed $15.0 million outstanding at any one time in the aggregate;

          (l)    other Investments that do not exceed $10.0 million outstanding at any one time in the aggregate;

          (m)  Investments in any entity, formed by the Company or a Restricted Subsidiary, organized under Section 501(c)(3) of the Code, that do not exceed an aggregate amount of $10.0 million in any fiscal year; and

          (n)   any assets, Capital Stock or other securities to the extent acquired in exchange for shares of Capital Stock of the Company (other than Disqualified Stock).

        "Permitted Liens" means:

          (a)   Liens to secure Debt permitted to be Incurred under clause (b), (d), (l) or (s) (with respect to clause (d)) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt";

          (b)   Liens to secure Debt permitted to be Incurred under clause (e), (q) or (r) of the second paragraph of the covenant described under "—Restrictive Covenants—Limitation on Debt", provided that any such Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, developed, constructed or leased with the proceeds of such Debt and any improvements or additions to such Property;

          (c)   Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

          (d)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

          (e)   Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

          (f)    Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

          (g)   Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

          (h)   pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

          (i)    utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

          (j)    Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review and which do not give rise to an Event of Default;

          (k)   leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of the real property in the operation of the business of the Company or the Restricted Subsidiary;

          (l)    licenses of intellectual property in the ordinary course of business;

          (m)  Liens existing on the Issue Date not otherwise described in clauses (a) through (l) above;

          (n)   Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a) (but only to the extent it relates to clause (d) referred to therein), (b) (other than Liens securing Debt Incurred pursuant to clause (r) referred to therein), (f), (g), or (m) above; provided, however, that (i) in the case of clause (b) above, the proviso to such clause remains satisfied and (ii) any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

            (A)  the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b) (except as referred to above), (f), (g), or (m) above, as the case may be, at the time the original Lien became a Permitted Lien under the 2017 Notes Indenture; and

            (B)  an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

          (o)   Liens not otherwise permitted by clauses (a) through (n) above encumbering assets that have an aggregate Fair Market Value not in excess of $5.0 million.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

          (a)   such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

            (1)   the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced; and

            (2)   an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

          (b)   the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

          (c)   the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

          (d)   the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include: (x) Debt of a Subsidiary that is not a Subsidiary Guarantor that Refinances Debt of the Company or a Subsidiary Guarantor, or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, unless the context otherwise requires, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the 2017 Notes Indenture, the value of any Property shall be its Fair Market Value.

        "Purchase Money Debt" means Debt Incurred to finance the acquisition, development, construction or lease by the Company or a Restricted Subsidiary of Property, including additions and improvements thereto, where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed; provided, however, that such Debt is Incurred within 24 months after the completion of the acquisition, development, construction or lease of such Property by the Company or such Restricted Subsidiary.

        "Qualified Consideration" means, with respect to any Asset Sale (or any other transaction or series of related transactions required to comply with clause (b) of the first paragraph of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales"), any one or more of (a) cash or cash equivalents, (b) notes or obligations that are converted into cash (to the extent of the cash received) within 180 days of such Asset Sale, (c) equity securities listed on a national securities exchange (as such term is defined in the Exchange Act) and converted into cash (to the extent of the cash received) within 180 days of such Asset Sale, (d) the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the New Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities, (e) Additional Assets or (f) other Property, provided that the aggregate Fair Market Value of all Property received since the Issue Date by the Company and its Restricted Subsidiaries pursuant to Asset Sales (or such other transactions) that is used to determine Qualified Consideration pursuant to this clause (f) does not exceed the greater of $100.0 million and 5% of Total Assets.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

          (a)   a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries); and

          (b)   any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

            (1)   if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity;

            (2)   all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value; and

            (3)   the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

        "Rating Agencies" means Moody's and S&P.

        "Real Estate Financing Transaction" means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

        "Receivables Entity" means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and:

          (a)   no portion of the Debt or any other obligations (contingent or otherwise) of which:

            (1)   is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings);

            (2)   is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

            (3)   subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

          (b)   with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

          (c)   to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity's financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any designation of this kind by the Board of Directors shall be evidenced to the applicable Trustee by filing with the applicable Trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers' Certificate certifying that the designation complied with the foregoing conditions. For the avoidance of doubt, Rite Aid Funding I and Rite Aid Funding II are designated Receivables Entities without any further action on the part of the Company.

        "Receivables Facility" means the Receivables Financing Agreement dated as of September 21, 2004 (as such may be further amended, modified, supplemented or Refinanced from time to time), among Rite Aid Funding II, the Investors named therein, the Banks named therein, Citicorp North America Inc., as Program Agent, Rite Aid Headquarters Funding Inc., as Collection Agent, the Originators named therein and JPMorgan Chase Bank, as trustee.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Related Business" means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date, after giving effect to the Acquisition.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "—Restrictive Covenants—Limitation on Asset Sales" and the definition of "Consolidated Interest Coverage Ratio", Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

        "Restricted Payment" means:

          (a)   any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the

  Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

          (b)   the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary);

          (c)   the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

          (d)   any Investment (other than Permitted Investments) in any Person; or

          (e)   the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

        Notwithstanding the foregoing, no payment or other transaction permitted by clause (c) or (f) under the caption "Limitation on Transactions with Affiliates" will be considered a Restricted Payment.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

        "Secured Debt" means indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on property of the Company or any Restricted Subsidiary, but shall not include guarantees arising in connection with the sale, discount, guarantee or pledge of notes, chattel mortgages, leases, accounts receivable, trade acceptances and other paper arising, in the ordinary course of business, out of installment or conditional sales to or by, or transactions involving title retention with, distributors, dealers or other customers, of merchandise, equipment or services.

        "Securities Act" means the Securities Act of 1933.

        "Senior Credit Facility" means the Senior Credit Agreement dated as of June 27, 2001, as amended and restated as of August 4, 2003, as further amended and restated as of September 22, 2004, as further amended and restated as of November 8, 2006, and as amended as of the Issue Date (as may be further amended, modified, supplemented or Refinanced from time to time), among the Company, the Banks as defined therein, Citicorp North America, Inc., as administrative agent and collateral processing co-agent, JPMorgan Chase Bank, as syndication, agent and collateral processing co-agent,

Fleet Retail Group, Inc., as co-documentation agent and collateral agent and The CTT Group/Business Credit, Inc. and General Electric Capital Corporation, as co-documentation agents.

        "7.5% Notes due 2015" means the Company's 7.5% Senior Secured Notes due 2015 issued under the indenture dated as of January 11, 2005, among the Company, the Subsidiary Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, and outstanding on the Issue Date.

        "7.5% Notes due 2017" means the Company's 7.5% Senior Secured Notes due 2017 issued under an indenture dated as of February 21, 2007, among the Company, the Subsidiary Guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, and outstanding on the Issue Date.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Obligation" means any Debt of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the New Notes or the applicable Subsidiary Guarantee pursuant to a written agreement to that effect.

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

          (a)   such Person;

          (b)   such Person and one or more Subsidiaries of such Person; or

          (c)   one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes on the terms set forth in the 2017 Notes Indenture.

        "Subsidiary Guarantor" means each Subsidiary that is a party to the 2017 Notes Indenture as of the Issue Date and any other Person that Guarantees such Notes pursuant to the covenant described under "—Restrictive Covenants—Guarantees by Subsidiaries".

        "Temporary Cash Investments" means any of the following:

          (a)   Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

          (b)   Investments in time deposit accounts, certificates of deposit, money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

          (c)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

            (1)   a bank meeting the qualifications described in clause (b) above; or

            (2)   any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

          (d)   Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

          (e)   direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that:

            (1)   the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and

            (2)   such obligations mature within 180 days of the date of acquisition thereof; and

          (f)    money market funds at least 95% of the assets of which constitute Temporary Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

        "Total Assets" means the total assets of the Company and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP as shown on the most recent consolidated balance sheet of the Company.

        "2015 Notes" means the 9.375% senior notes due 2015 issued on June 1, 2007 and the related subsidiary guarantees, and any notes issued in exchange for such notes pursuant to the amended and restated exchange and registration rights agreement dated as of June 4, 2007, among the Company, the Subsidiary Guarantors, Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC.

        "Unrestricted Subsidiary" means:

          (a)   any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "—Restrictive Covenants—Designation of Restricted and Unrestricted Subsidiaries" and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

          (b)   any Subsidiary of an Unrestricted Subsidiary.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Restricted Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry System

        The New Notes will be initially issued in the form of one or more Global Securities registered in the name of The Depository Trust Company ("DTC") or its nominee.

        Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the New Notes represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the Initial Purchasers. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cede & Co. or Euroclear. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

        Payment of principal of and interest on New Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the New Notes represented thereby for all purposes under the 2017 Notes Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

        A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated New Notes only if:

          (a)   DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act;

          (b)   the Company in its discretion at any time determines not to have all the New Notes represented by such Global Security; or

          (c)   there shall have occurred and be continuing a Default or an Event of Default with respect to the New Notes represented by such Global Security.

        Any Global Security that is exchangeable for certificated New Notes pursuant to the preceding sentence will be exchanged for certificated New Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated New Notes,

          (a)   certificated New Notes will be issued only in fully registered form in denominations of $2,000 and higher integral multiples of $1,000;

          (b)   payment of principal of, and premium, if any, and interest on, the certificated New Notes will be payable, and the transfer of the certificated New Notes will be registerable, at the office or agency of the Company maintained for such purposes; and

          (c)   no service charge will be made for any registration of transfer or exchange of the certificated New Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

        So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Security for all purposes under the 2017 Notes Indenture and the New Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the New Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the 2017 Notes Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the 2017 Notes Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustees or the Initial Purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Registration Rights and Additional Interest

        We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under a registration rights agreement between us, the subsidiary guarantors, the trustee and the initial purchasers of the old notes. Holders of the New Notes will not be entitled to any registration rights with respect to the New Notes.

        Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

        If we do not complete the exchange offer within 240 days of the date of issuance of the old notes (June 1, 2007), the interest rate borne by the old notes will be increased at a rate of 0.25% per annum every 90 days (but shall not exceed 0.50% per annum) until the exchange offer is completed, or until the old notes are freely transferable under Rule 144 of the Securities Act.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The exchange of an old note for a new note pursuant to the exchange offer will not constitute a "significant modification" of the old note for U.S. federal income tax purposes and, accordingly, the new note received will be treated as a continuation of the old note in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges an old note for a new note pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the new note as it had in the old note immediately before the exchange. A holder who does not exchange its old notes for new notes pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We on behalf of ourself and the subsidiary guarantors have agreed that, starting on the expiration date and ending on the close of business 210 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until June 29, 2008, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of the old notes directly from us:

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  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

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  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        For a period of one year after the expiration date we and the subsidiary guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We and the subsidiary guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the new notes and the related guarantees will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 3, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of The Jean Coutu Group (PJC) USA, Inc. as of June 2, 2007 and May 27, 2006, and for each of the three years in the period ended June 2, 2007, incorporated in this Prospectus by reference from the Company's current report on Form 8-K filed with the SEC on September 28, 2007, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to significant transactions with the parent company), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov and under the heading "Investor Information" on our corporate website at www.riteaid.com. Our common stock is listed on the NYSE under the trading symbol of "RAD." Our reports, proxy statements and other information also can be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

        The SEC allows "incorporation by reference" into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

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  our Annual Report on Form 10-K for the year ended March 3, 2007, which we filed with the SEC on April 30, 2007;

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  our Quarterly Reports on Form 10-Q for the thirteen week period ended June 2, 2007 and the twenty-six weeks ended September 1, 2007, which we filed with the SEC on July 12, 2007 and October 10, 2007, respectively;

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  our Current Reports on Form 8-K, which we filed with the SEC on April 12, 2007 (items 8.01 and 9.01), April 13, 2007 (items 5.02, 5.03, 8.01 and 9.01), May 14, 2007, May 17, 2007, June 1, 2007, June 4, 2007, June 7, 2007, June 13, 2007, June 29, 2007, July 6, 2007, August 17, 2007, September 28, 2007, October 3, 2007 and October 26, 2007; and

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  our Definitive Proxy Statement, which we filed with the SEC on May 25, 2007.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the closing of the offering.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 170115
Attention: Investor Relations
Phone: (717) 761-2633

In order to obtain timely delivery, you must request the information no later than five business days before you must make your investment decision.

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RITE AID CORPORATION
TABLE OF CONTENTS
Subsidiary Guarantors
Cautionary Note Regarding Forward Looking Statements
SUMMARY
Our Business
Acquisition of Jean Coutu USA
Our Strategy
Summary Description of the Exchange Offer
CONSEQUENCES OF NOT EXCHANGING OLD NOTES
Summary Description of the New Notes
RISK FACTORS
Risks Related to the Exchange Offer and Holding the New Notes
Risks Related to our Financial Condition
Risks Related to our Operations
Risks Related to our Industry
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RITE AID
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JC GROUP USA
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE